                                                                   EXHIBIT 10.16

CONFIDENTIAL INFORMATION HAS BEEN OMITTED PURSUANT TO RULE 406 UNDER THE SECURITIES ACT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATIONS OF THE OMITTED INFORMATION HAVE BEEN INDICATED WITH ASTERISKS.

ADDITIONAL SPECIAL PROVISIONS

I. COST SHARE CONTRIBUTIONS

It is the intention of the Government and the Participant to share the allowable and allocable costs of performance of the work during this Agreement as set forth herein.

The Government's contribution and support for this Agreement during the project period September 30, 1997 through March 31, 2000 will be $11,178,423.00. The Participant will contribute $3,726,141.00 toward the aforementioned budget period. It is the intention of the Government and the Participant to share the total allowable and allocable costs of performance during the project period on a 75.0 percent (Government) and 25.0 percent (Participant) based on total cost of the project, see Block No. 16a.(6) of the Notice of Financial Assistance Award, face page. It is understood by the parties that the DOE share of this budget period is $11,178,423.00 and no additional Federal funding will be provided notwithstanding the total cost of the project at completion. The cost sharing formula zero percent (Government) and 100 percent (Participant) shall apply to any increase in the Total Approved Budget.

2. INDIRECT COST APPLIED TO TEAMING PARTNERS' COSTS

Notwithstanding applicable cost principals, and allowable and allocable costs for performance of the work under this Agreement, indirect costs charged by the Participant to subaward(s) (Teaming Partners) shall not exceed 5% of the subaward total costs. Any indirect costs above the ceiling restriction shall be unallowable and shall be absorbed by the Applicant without reimbursement by the Government under any other Government contract, financial assistance or any subcontract under any other Government prime contract or financial assistance.

3. FEE

No fee shall be paid to the Recipient or any subaward for performance under this Agreement.

4. ADEQUATE RECOGNITION

It is agreed that the Participant shall obtain adequate recognition of the United States support for the technology developed under this cooperative agreement in any contract, licenses, or other agreements which involve the transfer to foreign entities of the fuel cell technology developed in whole or in part at Government expense. The Participant agrees to notify and obtain concurrence from the Assistant Secretary for Energy Efficiency and Renewable Energy or designee in writing of the adequate recognition obtained prior to entering into any such contracts, licenses, or other agreements. The Awardee shall not enter into any such contracts, licenses, or other agreements without the concurrence of the Assistant Secretary for Energy Efficiency and Renewable Energy or designee. The determination of whether to grant such concurrence shall be at the sole discretion of the Assistant Secretary for Energy Efficiency and Renewable Energy or designee and is not subject to litigation under 10 CFR
(S)600.22, Disputes
and Appeals. The determination shall be in writing and shall be furnished to the Awardee by the Contracting Officer. Examples of such an adequate recognition could include: (1) a commitment to manufacture in the U.S.A.; (2) a requirement to reimburse the U.S. Government for its R&D costs; and/or (3) a commitment to jointly sponsor the R&D program.

5. STATEMENT OF SUBSTANTIAL INVOLVEMENT

The Department of Energy. (Department, DOE) will be substantially involved in all Tasks of the Statement of Work. The Department will collaborate with the participant in evaluating, accepting, and achieving the milestones for research as proposed by the respondent.

The Department will provide technical direction to the overall program, as well as the individual program elements as it is determined to be necessary and appropriate by DOE. The Department will participate during the full duration of the project, and will have continuing rights to conduct ongoing negotiations with the participant regarding the technical direction of the work conducted under this Agreement. The Department staff members will attend meetings and participate in the formation and direction of scope of the key development activities. The DOE Project Officer, all participate in the development, review and approval of all proposed statements of work, including subcontractor statements of work, prior to the execution of any subcontract. The Department will review technical progress reports and provide input to these reports as deemed necessary. In addition, the Department will have the right to have National Laboratories or selected private organizations perform independent tests and evaluations of the cooperative agreement's deliverables, thus providing an additional measure of technical progress.

The Department may collaborate with the participant in the allocation of funds budgeted for this Agreement. Further, as work progresses, funding needs may change and depending upon availability of funds, the Department may collaborate with the participant to reallocate funds budgeted between the different programs and projects.

The Department will thus be actively monitoring all phases of the participant's research and development activities, including participation in the participant's reviews of its contractor's activities and review of the contractor's reports to the participant. The Department will actively participate in the participant's process of reviewing and approving each phase of the proposed programs and projects.

The substantial involvement by the Department under this Agreement will remain in effect for the term of the cooperative agreement award unless otherwise requested in writing by the Contracting Officer. Moreover, this statement of substantial involvement by the Department does not increase the Department of Energy's liability under the Agreement award.

6. TECHNICAL DIRECTION

     A. The work to be performed by the Participant under this Cooperative Agreement is subject to the surveillance and written Technical Direction of a "DOE Project Officer," identified in block II of the face page. The term "Technical Direction" is defined to include, without limitation, the following:

     1. Directions to the Participant which redirects the work effort, shifts work emphasis between work areas or tasks, require pursuit of certain lines of inquiry, fill in details or otherwise provide technical guidance to the Participant in order to accomplish the tasks and requirements stated in the Statement of Work as contained in the agreement.

     2. Provision of information to the Participant which assists in the interpretation of drawings, specifications or technical portions of the Statement of Work as contained in the Agreement.

     3. Review and, where required by the Cooperative Agreement, approval of technical reports, drawings, specifications or technical information to be delivered by the Participant to DOE under the Cooperative Agreement.

     4. The DOE Project Officer shall monitor the Participant's performance with respect to compliance with the requirements of this Cooperative Agreement.

     B. Technical direction and management surveillance shall not impose tasks or requirements upon the Participant additional to or different from the tasks and requirements stated in the Statement of Work of this Agreement. The Technical Direction to be valid:

     1. Must be issued in writing consistent with the tasks and requirements stated in the

     Statement of Work of this Agreement; and

     2. May not:

     a. constitute an assignment of additional work outside the tasks and requirements stated in the Statement of Work of this Agreement;

     b. in any manner cause an increase or decrease in the total estimated project cost or the time required for project performance;

     c. change any of the expressed terms, conditions or specification of the Cooperative Agreement; or

     d. accept non-conforming work.

     C. The Participant shall proceed promptly with the performance of Technical Directions duly issued by the DOE Project Officer in the manner prescribed by paragraph B. above and which are within his authority under the provisions of paragraph A. above; provided, however, that the Participant shall immediately cease the performance of any Technical Direction upon receipt of a written instruction to that effect from the Contracting Officer.

     D. If in the opinion of the Participant any Technical Direction issued by the DOE Project Officer is within one of the categories as defined in B.2. (a) through (d) above, the Participant shall not proceed but shall notify the Contracting Officer in writing within five working days after the receipt of any such Technical Direction and shall request the Contracting Officer to rescind such direction or mutually agree to modify the agreement accordingly.

     E. The only persons authorized to give Technical Direction to the Participant under this Agreement are the Contracting Officer and any "DOE Project Officer" as listed in Block II of the face page. Any action taken by the Participant in response to any direction given by any person other than the Contracting Officer or DOE Project Officer shall not be binding upon the Government.

                 Intellectual Property Provisions - Assistance

                  LARGE BUSINESS, STATE AND LOCAL GOVERNMENTS
                           OR FOREIGN ORGANIZATIONS
                   (Research, Development or Demonstration)


CLAUSE                REFERENCE                            TITLE                                       PAGE
------                ---------                            -----                                       ----

01.               48 C.F.R. 52.227-1    Authorization and Consent (JUL 1995), Alternate ii               1

02.               48 C.F.R. 52.227-2    Notice and Assistance Regarding Patent and Copyright             1
                                        Infringement (AUG 1996)
                                        This clause is not applicable if the award is for less
                                        then $100,000.

03.               48 C.F.R. 952.227-9   Refund or Royalties (FEB 1995)

04.               48 C.F.R. 952.227-13  Patent Rights - Acquisition by the Government                    1
                                        (FEB 1995)

05.               48 C.F.R. 52.227-14   Rights in Data - General (JUN 1987), with                       10
                                        Alternates ii and V, and paragraph (d)(3) as
                                        supplemented by 10 C.F.R. Part 600.27
                                        If this award requires the use or delivery of limited data
                                        And/or restricted computer software, Alternates II and III are incorporated, unless modified upon recommendation
                                        Of Patent Counsel.

06.               48 C.F.R. 52.227.16   Additional Data Requirements (JUN 1987)                        15

07.               48 C.F.R. 52.227-23   Rights to Proposal Data (Technical) (JUN 1987)                 16

        Attachment 1 (for reference):   Patent Rights - Retention
                                        By Contractor (Short Form) (FED 1995);
                                        48 C.F.R. 952.227-11

52.227-1 Authorization and Consent; Alternate ii (APR 1984)

AUTHORIZATION AND CONSENT

(a) The Government authorizes and consents to all use and manufacture of any invention described in and covered by a United States patent in the performance of this contract or any subcontract at any tier.

(b) The Contractor agrees to include and require inclusion of, this clause, suitably modified to identify the parties, in all subcontracts at any tier for supplies or services (including construction, architect-engineer services, and materials, supplies, models, samples, and design or testing services expected to exceed the simplified acquisition threshold)--however, omission of this clause from any subcontract, including those at or below the simplified acquisition threshold, does not affect this authorization and consent.

(End of clause)

52.227-2 Notice and Assistance Regarding Patent and Copyright Infringement.

NOTICE AND ASSISTANCE REGARDING PATENT AND COPYRIGHT INFRINGEMENT (AUG 1996)

(a) The Contractor shall report to the Contracting Officer, promptly and in reasonable written detail, each notice or claim of patent or copyright infringement based on the performance of this contract of which the Contractor has knowledge.

(b) In the event of any claim or suit against the Government on account of any alleged patent or copyright infringement arising out of the performance of this contract or out of the use of any supplies furnished or work or services performed under this contract, the Contractor shall furnish to the Government, when requested by the Contracting Officer, all evidence and information in possession of the Contractor pertaining to such suit or claim. Such evidence and information shall be furnished at the expense of the Government except where the Contractor has agreed to indemnify the Government.

(c) The Contractor agrees to include, and require inclusion of, this clause in all subcontracts at any tier for supplies or services (including construction and architect-engineer subcontracts and those for material, supplies, models, samples, or design or testing services) expected to exceed the simplified acquisition threshold at FAR 2.10 1.

(End of clause)

952.227-9 Refund of Royalties

REFUND OF ROYALTIES (FEB 1995)

(a) The contract price includes certain amounts for royalties payable by the Contractor or subcontractors or both, which amounts have been reported to the Contracting Officer.

(b) The term "royalties" as used in this clause refers to any costs or charges in the nature of royalties, license fees, patent or license amortization costs, or the like, for the use of or for rights in patents and patent applications in connection with performing this contract or any subcontract hereunder. The term also includes any costs or charges associated with the access to, use of, or other right pertaining to data that is represented to be proprietary and is related to the performance of this contract or the copying of such data or data that is copyrighted.

(c) The Contractor shall furnish to the Contracting Officer, before final payment under this contract, a statement of royalties paid or required to be paid in connection with performing this contract and subcontracts hereunder together with the reasons.

(d) The Contractor will be compensated for royalties reported under paragraph
(c) of this clause, only to the extent that such royalties were included in the contract price and are determined by the Contracting Officer to be property chargeable to the Government and allocable to the contract. To the extent that any royalties that are included in the contract price are not, in fact, paid by the Contractor or are determined by the Contracting Officer not to be properly chargeable to the government and allocable to the contract, the contract price shall be reduced. Repayment or credit to the Government shall be made as the Contracting Officer directs. The approval by DOE of any individual payments or royalties shall not prevent the Government from contesting at any time the enforceability, validity, scope of, or title to, any patent or the proprietary nature of data pursuant to which a royalty or other payment is to be or has been made.

(e) If, at any time within 3 years after final payment under this contract, the Contractor for any reason is relieved in whole or in part from the payment of the royalties included in the final contract price as adjusted pursuant to paragraph (d) of this clause, the Contractor shall promptly notify the Contracting Officer of that fact and shall reimburse the Government in a corresponding amount.

(f) The substance of this clause, including, this paragraph (f), shall be included in any subcontract in which the amount of royalties reported during negotiation of the subcontract exceeds $250.

(End of clause)

952.227-13 Patent Rights - Acquisition by the Government

PATENT RIGHTS-ACQUISITION BY THE GOVERNMENT (FEB 1995)

(a) Definitions.

"Invention", as used in this clause, means any invention or discovery which is or may be patentable or otherwise protectable under title 35 of the United States Code or any novel variety of plant that is or may be protectable under the Plant Variety Protection Act (7 U.S.C. 232 1, et seq.).

"Practical application", as used in this clause, means to manufacture, in the case of a composition or product; to practice, in the case of a process or method; or to operate, in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is being utilized and that its benefits are, to the extent permitted by law or Government regulations, available to the public on reasonable terms.

"Subject invention", as used in this clause, means any invention of the Contractor conceived or first actually reduced to practice in the course of or under this contract.

"Patent Counsel", as used in this clause, means the Department of Energy Patent Counsel assisting the procuring activity.

"DOE patent waiver regulations", as used in this clause, means the Department of Energy patent waiver regulations at 41 CFR 9-9.109-6 or successor regulations.

"Agency licensing regulations" and "applicable agency licensing regulations", as used in this clause, mean the Department of Energy patent licensing regulations at 10 CFR Part 781.

(b) Allocations of principal rights.

(1) Assignment to the Government. The Contractor agrees to assign to the Government the entire right, title, and interest throughout the world in and to each subject invention, except to the extent that rights are retained by the Contractor under subparagraph (b)(2) and paragraph (d) of this clause.

(2) Greater rights determinations.

     (1) The contractor, or an employee-inventor after consultation with the Contractor, may request greater rights than the non-exclusive license and the foreign patent rights provided in paragraph (d) of this clause on identified inventions in accordance with the DOE patent waiver regulations. A request for a determination of whether the Contractor or the employee-inventor is entitled to acquire such greater rights must be submitted to the Patent Counsel with a copy to the Contracting Officer at the time of the first disclosure of the invention pursuant to subparagraph (e)(2) of this clause, or not later than 8 months thereafter, unless a longer period is authorized in writing by the

     Contracting Officer for good cause shown in writing by the Contractor. Each determination of greater rights under this contract shall be subject to paragraph (c) of this clause, unless otherwise provided in the greater rights determination, and to the reservations and conditions deemed to be appropriate by the Secretary of Energy or designee.

(ii) Within two (2) months after the filing of a patent application, the Contractor shall provide the filing date, serial number and title, a copy of the patent application (including an English-language version if filed in a language other than English), and, promptly upon issuance of a patent, provide the patent number and issue date for any subject invention in any country for which the Contractor has been granted title or the right to file and prosecute on behalf of the United States by the Department of Energy.

(iii) Not less than thirty (30) days before the expiration of the response period for any action required by the Patent and Trademark Office, notify the Patent Counsel of any decision not to continue prosecution of the application.

(iv) Upon request, the Contractor shall furnish the Government an irrevocable power to inspect and make copies of the patent application file.

(c) Minimum rights acquired by the Government.

     With respect to each subject invention to which the Department of Energy grants the Contractor principal or exclusive rights, the Contractor agrees as follows:

(ii) The Contractor hereby grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced each subject invention throughout the world by or on behalf of the Government of the United States (including any Government agency).

(ii) The Contractor agrees that with respect to any subject invention in which DOE has granted it title, DOE has the right in accordance with the procedures in the DOE patent waiver regulations to require the Contractor, an assignee, or exclusive licensee of a subject invention to grant a nonexclusive, partially exclusive, or exclusive license in any field of use to a responsible applicant or applicants, upon terms that are reasonable under the circumstances, and if the Contractor, assignee, or exclusive licensee refuses such a request, DOE has the right to grant such a license itself if it determines that--

(A) Such action is necessary because the Contractor or assignee has not taken, or is not expected to take within a reasonable time, effective steps to achieve practical application of the subject invention in such field of use;

(B) Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Contractor, assignee, or their licensees;

(C) Such action is necessary to meet requirements for public use specified by Federal regulations and such requirements are not reasonably satisfied by the Contractor, assignee, or licensees; or

(D) Such action is necessary because the agreement required by paragraph (ii) of this clause has neither been obtained nor waived or because a licensee of the exclusive right to use or sell any subject invention in the United States is in breach of such agreement.

(iii) The Contractor agrees to submit on request periodic reports no more frequently than annually on the utilization of a subject invention or on efforts at obtaining such utilization of a subject invention or on efforts at obtaining such utilization that are being made by the Contractor or its licensees or assignees. Such reports shall include information regarding, the status of development, date of first commercial sale or use, gross royalties received by the Contractor, and such other data and information as DOE may reasonably specify. The Contractor also agrees to provide additional reports as may be requested by DOE in connection with any march-in proceedings undertaken by that agency in accordance with subparagraph (c)(1)(ii) of this clause. To the extent data or information supplied under this section is considered by the Contractor, its licensee, or assignee to be privileged and confidential and is so marked, the Department of Energy agrees that, to the extent permitted by law, it will not disclose such information to persons outside the Government.

(iv) The Contractor agrees, when licensing a subject invention, to arrange to avoid royalty charges on acquisitions involving Government funds, including funds derived through a Military Assistance Program of the Government or otherwise derived through the Government, to refund any amounts received as royalty charges on a subject invention in acquisitions for, or on behalf of, the Government, and to provide for such refund in any instrument transferring rights in the invention to any party.

(v) The Contractor agrees to provide for the Government's paid-up license pursuant to subparagraph (c)(1)(ii) of this clause in any instrument transferring rights in a subject invention and to provide for the granting of licenses as required by subparagraph (c)(1)(ii) of this clause, and for the reporting of utilization information as required by subparagraph (c)(1)(iii) of this clause, whenever the instrument transfers principal or exclusive rights in a subject invention.

(2) Nothing contained in this paragraph (c) shall be deemed to grant to the Government any rights with respect to any invention other than a subject invention.

(d) Minimum rights to the Contractor.

(1) The Contractor is hereby granted a revocable, nonexclusive, royalty-free license in each patent application filed in any country on a subject invention and any resulting patent in which the Government obtains title, unless the Contractor fails to disclose the subject invention within the times specified in subparagraph (e)(2) of this clause. The Contractor's license extends to its domestic subsidiaries and affiliates, if any, within the corporate structure of which the

Contractor is a part and includes the right to grant sublicenses of the same scope to the extent the Contractor was legally obligated to do so at the time the contract was awarded. The license is transferable only with the approval of DOE except when transferred to the successor of that part of the Contractor's business to which the invention pertains.

(2) The Contractor's domestic license may be revoked or modified by DOE to the extent necessary to achieve expeditious practical application of the subject invention pursuant to an application for an exclusive license submitted in accordance with applicable provisions in 37 CFR Part 404 and agency licensing regulations. This license will not be revoked in that field of use or the geographical areas in which the Contractor has achieved practical applications and continues to make the benefits of the invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at the discretion of DOE to the extent the Contractor, its licensees or its domestic subsidiaries or affiliates have failed to achieve practical application in that foreign country.

(3) Before revocation or modification of the license, DOE will furnish the Contractor a written notice of its intention to revoke or modify the license, and the Contractor will be allowed 30 days (or such other time as may be authorized by DOE for good cause shown by the Contractor) after the notice to show cause why the license should not be revoked or modified. The Contractor has the right to appeal, in accordance with applicable agency licensing regulations and 37 CFR Part 404 concerning the licensing of Government-owned inventions, any decision concerning the revocation or modification of its license.

(4) The Contractor may request the right to acquire patent rights to a subject invention in any foreign country where the Government has elected not to secure such rights, subject to the conditions in subparagraphs (d)(4)(ii) through
(d)(4)(vii) of this clause. Such request must be made in writing to the Patent Counsel as part of the disclosure required by subparagraph (e)(2) of this clause, with a copy to the DOE Contracting Officer. DOE approval, if given, will be based on a determination that this would best serve the national interest.

(ii) The recipient of such rights, when specifically requested by DOE, and three years after issuance of a foreign patent disclosing the subject invention, shall furnish DOE a report stating:

(A) The commercial use that is being made, or is intended to be made, of said invention, and

(B) The steps taken to bring the invention to the point of practical application or to make the invention available for licensing.

(ii) The Government shall retain at least an irrevocable, nonexclusive, paid-up license to make, use, and sell the invention throughout the world by or on behalf of the Government (including any Government agency) and States and domestic municipal governments, unless the Secretary of Energy or designee determines that it would not be in the public interest to acquire the license for the States and domestic municipal governments.

(iii) If noted elsewhere in this contract as a condition of the grant of an advance waiver of the Government's title to inventions under this contract, or, if no advance waiver was granted but a waiver of the Government's title to an identified invention is granted pursuant to subparagraph (b)(2) of this clause upon a determination by the Secretary of Energy that it is in the Government's best interest, this license shall include the right of the Government to sublicense foreign governments pursuant to any existing or future treaty or agreement with such foreign governments.

(iv) Subject to the rights granted in subparagraphs (d)(1), (2), and (3) of this clause, the Secretary of Energy or designee shall have the right to terminate the foreign patent rights granted in this subparagraph (d)(4) in whole or in part unless the recipient of such rights demonstrates to the satisfaction of the Secretary of Energy or designee that effective steps necessary to accomplish substantial utilization of the invention have been taken or within a reasonable time will be taken.

(v) Subject to the rights granted in subparagraphs (d)(1), (2), and (3) of this clause, the Secretary of Energy or designee shall have the right, commencing four years after foreign patent rights are accorded under this subparagraph
(d)(4), to require the granting of a nonexclusive or partially exclusive license to a responsible applicant or applicants, upon terms reasonable under the circumstances, and in appropriate circumstances to terminate said foreign patent rights in whole or in part, following a hearing upon notice thereof to the public, upon a petition by an interested person justifying such hearing:

(A) If the Secretary of Energy or designee determines, upon review of such material as he deems relevant, and after the recipient of such rights or other interested person has had the opportunity to provide such relevant and material information as the Secretary or designee may require, that such foreign patent rights have tended substantially to lessen competition or to result in undue market concentration in any section of the United States in any line of commerce to which the technology relates; or

(B) Unless the recipient of such rights demonstrates to the satisfaction of the Secretary of Energy or designee at such hearing that the recipient has taken effective steps, or within a reasonable time thereafter is expected to take such steps, necessary to accomplish substantial utilization of the invention.

(vi) If the contractor is to file a foreign patent application on a subject invention, the Government agrees, upon written request, to use its best efforts to withhold publication of such invention disclosures for such period of time as specified by Patent Counsel, but in no event shall the Government or its employees be liable for any publication thereof.

(vii) Subject to the license specified in subparagraphs (d)(1), (2), and (3) of this clause, the contractor or inventor agrees to convey to the Government, upon request, the entire right, title, and interest in any foreign country in which the contractor or inventor fails to have a patent application filed in a timely manner or decides not to continue prosecution or to pay any maintenance fees covering the invention. To avoid forfeiture of the patent application or patent, the contractor or inventor shall, not less than 60 days before the expiration period for any action required by any patent office, notify the Patent Counsel of such failure or decision, and deliver to the Patent Counsel, the executed instruments necessary for the conveyance specified in this paragraph.

(e) Invention identification, disclosures, and reports.

(1) The Contractor shall establish and maintain active and effective procedures to assure that subject inventions are promptly identified and disclosed to Contractor personnel responsible for patent matters within 6 months of conception and/or first actual reduction to practice, whichever occurs first in the performance of work under this contract. These procedures shall include the maintenance of laboratory notebooks or equivalent records and other records as are reasonably necessary to document the conception and/or the first actual reduction to practice of subject inventions, and records that show that the procedures for identifying and disclosing the inventions are followed. Upon request, the Contractor shall furnish the Contracting Officer a description of such procedures for evaluation and for determination as to their effectiveness.

(2) The Contractor shall disclose each subject invention to the DOE Patent Counsel with a copy to the Contracting Officer within 2 months after the inventor discloses it in writing to Contractor personnel responsible for patent matters or, if earlier, within 6 months after the Contractor becomes aware that a subject invention has been made, but in any event before any on sale, public use, or publication of such invention known to the Contractor. The disclosure to DOE shall be in the form of a written report and shall identify the contract under which the invention was made and the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding, to the extent known at the time of the disclosure, of the nature, purpose, operation, and physical, chemical, biological, or electrical characteristics of the invention. The disclosure shall also identify any publication, on sale, or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure. In addition, after disclosure to DOE, the Contractor shall promptly notify Patent Counsel of the acceptance of any manuscript describing the invention for publication or of any on sale or public use planned by the Contractor. The report should also include any request for a greater rights determination in accordance with subparagraph (b)(2) of this clause. When an invention is disclosed to DOE under this paragraph, it shall be deemed to have been made in the manner specified in Sections (a)(1) and (a)(2) of 42 U.S.C. 5908, unless the Contractor contends in writing at the time the invention is disclosed that is was not so made.

(3) The Contractor shall furnish the Contracting Officer the following:

(ii) Interim reports every 12 months (or such longer period as may be specified by the Contracting Officer) from the date of the contract, listing subject inventions during that period, and certifying that all subject inventions have been disclosed (or that there are not such inventions) and that the procedures required by subparagraph (e)(1) of this clause have been followed.

(ii) A final report, within 3 months after completion of the contracted work listing all subject inventions or certifying that there were no such inventions, and listing all subcontracts at any tier containing a patent rights clause or certifying that there were no such subcontracts.

(4) The Contractor agrees to require, by written agreement, its employees, other than clerical and nontechnical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Contractor each subject invention made under contract in order that the Contractor can comply with the disclosure provisions of paragraph (c) of this clause, and to execute all papers necessary to file patent applications on subject inventions and to establish the Government's rights in the subject inventions. This disclosure format should require, as a minimum, the information required by subparagraph (e)(2) of this clause.

(5) The Contractor agrees, subject to FAR 27.3020), that the Government may duplicate and disclose subject invention disclosures and all other reports and papers furnished or required to be furnished pursuant to this clause.

(f) Examination of records relating to inventions.

(1) The Contracting Officer or any authorized representative shall, until 3 years after final payment under this contract, have the right to examine any books (including laboratory notebooks), records, and documents of the Contractor relating, to the conception or first actual reduction to practice of inventions in the same field of technology as the work under this contract to determine whether:

(ii) Any such inventions are subject inventions;

(ii) The Contractor has established and maintains the procedures required by subparagraphs (e)(1) and (4) of this clause;

(iii) The Contractor and its inventors have complied with the procedures.

(2) If the Contracting Officer learns of an unreported Contractor invention which the Contracting Officer believes may be a subject invention, the Contractor may be required to disclose the invention to DOE for a determination of ownership rights.

(3) Any examination of records under this paragraph will be subject to appropriate conditions to protect the confidentiality of the information involved.

(g) Withholding of payment (NOTE: This paragraph does not apply to subcontracts).

(1) Any time before final payment under this contract, the Contracting Officer may, in the Government's interest withhold payment until a reserve not exceeding $50,000 or 5 percent of the amount of this contract, whichever is less, shall have been set aside if, in the Contracting Officer's opinion, the Contractor fails to:

(i) Convey to the Government, using a DOE-approved form, the title and/or rights of the Government in each invention as required by this clause.

(ii) Establish, maintain, and follow effective procedures for identifying and disclosing subject inventions pursuant to subparagraph (e)(1) of this clause;

(iii) Disclose any subject invention pursuant to subparagraph (e)(2) of this clause;

(iv) Deliver acceptable interim reports pursuant to subparagraph (e)(3)(ii) of this clause; or

(v) Provide the information regarding subcontracts pursuant to subparagraph
(h)(4) of this clause.

(2) Such reserve or balance shall be withheld until the Contracting Officer has determined that the Contractor has rectified whatever deficiencies exist and has delivered all reports, disclosures, and other information required by this clause.

(3) Final payment under this contract shall not be made before the Contractor delivers to the Contracting Officer all disclosures of subject inventions required by subparagraph (e)(2) of this clause, and acceptable final report pursuant to subparagraph (e)(3)(ii) of this clause, and the Patent Counsel has issued a patent clearance certification to tile Contracting Officer.

(4) The Contracting Officer may decrease or increase the sums withheld up to the maximum authorized above. No amount shall be withheld under this paragraph while the amount specified by this paragraph is being withheld under other provisions of the contract. The withholding of any amount or the subsequent payment thereof shall not be construed as a waiver of any Government rights.

(h) Subcontracts.

(1) The contractor shall include the clause at 48 CFR 952.227-11 (suitably modified to identify the parties) in all subcontracts, regardless of tier, for experimental, developmental, demonstration, or research work to be performed by a small business firm or domestic nonprofit organization, except where the work of the subcontract is subject to an Exceptional Circumstances Determination by DOE. In all other subcontracts, regardless of tier, for experimental, developmental, demonstration, or research work, the contractor shall include this clause (suitably modified to identify the parties). The contractor shall not, as part of the consideration for awarding the subcontract, obtain rights in the subcontractor's subject inventions.

(2) In the event of a refusal by a prospective subcontractor to accept such a clause the Contractor---

(i) Shall promptly submit a written notice to the Contracting Officer setting forth the subcontractor's reasons for such refusal and other pertinent information that may expedite disposition of the matter; and

(ii) Shall not, proceed with such subcontract without the written authorization of the Contracting Officer.

(3) In the case of subcontracts at any tier, DOE, the subcontractor, and Contractor agree that the mutual obligations of the parties created by this clause constitute a contract between the subcontractor and DOE with respect to those matters covered by this clause.

(4) The Contractor shall promptly notify the Contracting Officer in writing upon the award of any subcontract at any tier containing a Patent rights clause by identifying the subcontractor, the applicable patent rights clause, the work to be performed under the subcontract, and the dates of award and estimated completion. Upon request of the Contracting Officer the Contractor shall furnish a copy of such subcontract, and, no more frequently than annually, a listing of the subcontracts that have been awarded.

(5) The contractor shall identify all subject inventions of the subcontractor of which it acquires knowledge in the performance of this contract and shall notify the Patent Counsel, with a copy to the contracting officer, promptly upon identification of the inventions.

(ii) Preference United States industry, Unless provided otherwise, no Contractor that receives title to any subject invention and no assignee of any such Contractor shall grant to any person the exclusive right to use or sell any subject invention in the United States unless such person agrees that any products embodying the subject invention will be manufactured substantially in the United States. However, in individual cases, the requirement may be waived by the Government upon a showing by the Contractor or assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible.

(j) Atomic energy

(1) No claim for pecuniary award of compensation under the provisions of the Atomic Energy Act of 1954, as amended, shall be asserted with respect to any invention or discovery made or conceived in the course of or under this contract.

(2) Except as otherwise authorized in writing by the Contracting Officer, the Contractor will obtain patent agreements to effectuate the provisions of subparagraph (e)(1) of this clause from all persons who perform any part of the work under this contract, except nontechnical personnel, such as clerical employees and manual laborers.

(k) Background Patents.

(1) Background Patent means a domestic patent covering an invention or discovery which is not a subject invention and which is owned or controlled by the Contractor at any time through the completion of this contract:

(i) Which the contractor, but not the Government, has the right to license to others without obligation to pay royalties thereon, and

(ii) Infringement of which cannot reasonably be avoided upon the practice of any specific process, method, machine, manufacture, or composition of matter (including relatively minor modifications thereof) which is a subject of the research, development, or demonstration work performed under this contract.

(2) The Contractor agrees to and does hereby grant to the Government a royalty-free, nonexclusive license under any background patent for purposes of practicing a subject of this contract by or for the Government in research, development, and demonstration work only.

(3) The Contractor also agrees that upon written application by DOE, it will grant to responsible parties, for purposes of practicing a subject of this contract, nonexclusive licenses under any background patent on terms that are reasonable under the circumstances. If, however, the Contractor believes that exclusive rights are necessary to achieve expeditious commercial development or utilization, then a request may be made to DOE for DOE approval of such licensing by the Contractor.

(4) Notwithstanding subparagraph (k)(3) of this clause, the contractor shall not be obligated to license any background patent if the Contractor demonstrates to the satisfaction of the Secretary of Energy or designee that:

(i) a competitive alternative to the subject matter covered by said background patent is commercially available or readily introducible from one or more other sources; or

(ii) the Contractor or its licensees are supplying the subject matter covered by said background patent in sufficient quantity and at reasonable prices to satisfy market needs, or have taken effective steps or within a matter.

Reasonable time are expected to take effective steps to so supply the subject

(1) Publication. It is recognized that during the course of the work under this contract, the Contractor or its employees may from time to time desire to release or publish information regarding scientific or technical developments conceived or first actually reduced to practice in the course of or under this contract. In order that public disclosure of such information will not adversely affect the patent interests of DOE or the Contractor, patent approval for release of publication shall be secured from Patent Counsel prior to any such release or publication.

(m) Forfeiture of rights in unreported subject inventions.

(1) The Contractor shall forfeit and assign to the Government, at the request of the Secretary of Energy or designee all rights in any subject invention which the Contractor fails to report to Patent Counsel within six months after the time the Contractor:

(i) Files or causes to be filed a United States or foreign patent application thereon; or

(ii) Submits the final report required by subparagraph (e)(2)(ii) of this clause, whichever is later.

(2) However, the Contractor shall not forfeit rights in a subject invention if, within the time specified in subparagraph (m)(1) of this clause, the
Contractor:

(i) Prepares a written decision based upon a review of the record that the invention was neither conceived nor first actually reduced to practice in the course of or under the contract and delivers the decision to Patent Counsel, with a copy to the Contracting Officer; or

(ii) Contending that the invention is not a subject invention, the Contractor nevertheless discloses the invention and all facts pertinent to this contention to the Patent Counsel, with a copy to the Contracting Officer; or

(iii) Establishes that the failure to disclose did not result from the Contractor's fault or negligence.

(3) Pending written assignment of the patent application and patents on a subject invention determined by the Secretary of Energy or designee to be forfeited (such determination to be a final decision under the Disputes clause of this contract), the Contractor shall be deemed to hold the invention and the patent applications and patents pertaining thereto in trust for the Government. The forfeiture provision of this paragraph (m) shall be in addition to and shall not supersede other rights and remedies which the Government may have with respect to subject inventions.

(End of clause)

52.227-14 Rights in Data - General, with Alternates I and V, and paragraph
(d)(3)

RIGHTS IN DATA - GENERAL (JUN 1987)

(a) Definitions.

"Computer software" as used in this clause, means computer programs, computer data bases, and documentation thereof.

"Data," as used in this clause, means recorded information, regardless of form or the media on which it may be recorded. The term includes technical data and computer software. The terms does not include information incidental to contract administration such as financial, administrative, cost or pricing, or management information.

"Form, fit, and function data," as used in this clause, means data relating to items, components, or processes that are sufficient to enable physical and functional interchange ability, as well as data identifying source, size, configuration, mating, and attachment characteristics, functional characteristics, and performance requirements; except that for computer software it means data identifying source, functional characteristics, and performance requirements but specifically excludes the source code, algorithm, process, formula, and flow charts of the software.

"Limited rights data," as used in this clause, means data (other than computer software) developed at private expense that embody trade secrets or are commercial or financial and confidential or privileged.

"Technical data," as used in this clause, means data (other than computer software) which are of a scientific or technical nature.

"Restricted computer software," as used in this clause, means computer software developed at private expense and that is a trade secret; is commercial or financial and is confidential or privileged; or is published copyrighted computer software; including minor modifications of such computer software.

"Unlimited rights," as used in this clause, means the right of the Government to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, in any manner and for any purpose, and to have or permit others to do so.

"Limited rights," as used in this clause, means the rights of the Government in limited rights data as set forth in the Limited Rights Notice of subparagraph
(a) (2) if included in this clause.

"Restricted rights," as used in this clause, means the rights of the Government in restricted computer software, as set forth in a Restricted Rights Notice of subparagraph (g)(3) if included in this clause, or as otherwise may be provided in a collateral agreement incorporated in and made part of this contract, including minor modifications of such computer software.

(b) Allocation of rights.

(1) Except as provided in paragraph (c) below regarding copyright, the Government shall have unlimited rights in:

(i) Data first produced in the performance of this contract;

(ii) Form, fit, and function data delivered under this contract;

(iii) Data delivered under this contract (except for restricted computer software) that constitute manuals or instructional and training material for installation, operation, or routine maintenance and repair items, components, or processes delivered or furnished for use under this contract; and

(iv) All other data delivered under this contract unless provided otherwise for limited rights data or restricted computer software in accordance with paragraph
(g) below.

(2) The Contractor shall have the right to:

(i) Use, release to others, reproduce, distribute, or publish any data, first produced or specifically used by the Contractor in the performance of this contract, unless provided otherwise in paragraph (d) below;

(ii) Protect from unauthorized disclosure and use those data which are limited rights data or restricted computer software to the extent provided in paragraph
(g) below;

(iii) Substantiate use of, add or correct limited rights, restricted rights, or copyright notices and to take other appropriate action, in accordance with paragraphs (e) and (f) below; and

(iv) Establish claim to copyright subsisting in data first produced in the performance of this contract to the extent provided in subparagraph (c)(1) below.

(c) Copyright
    ---------

(1) Data first produced in the performance of this contract. Unless provided otherwise in subparagraph (d) below, the Contractor may establish, without prior approval of the Contracting Officer, claim to copyright subsisting in scientific and technical articles based on or containing data first produced in the performance of this contract and published in academic, technical or professional journals, symposia proceedings or similar works. The prior, express written permission of the Contracting Officer is required to establish claim to copyright subsisting in all other data first produced in the performance of this contract. When claim to copyright is made, the Contractor shall affix the applicable copyright notices of 17 U.S.C. 401 or 402 and acknowledgment of Government sponsorship (including contract number) to the data when such data are delivered to the Government, as well as when the data are published or deposited for registration as a published work in the U.S. Copyright Office. For data other than computer software the Contractor grants to the Government, and others acting on its behalf, a paid-up, nonexclusive, irrevocable worldwide license in such copyrighted data to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government. For computer software, the Contractor grants to the Government and others acting in its behalf, a paid-up nonexclusive, irrevocable worldwide license in such copyrighted computer software to reproduct, prepare derivative works, and perform publicly and display publicly by or on behalf of the Government.

(2) Data not first produced in the performance of this contract. The Contractor shall not, without prior written permission of the Contracting Officer, incorporate in data delivered under this contract any data not first produced in the performance of this contract and which contains the copyright notice of 17 U.S.C. 401 and 402, unless the Contractor identifies such data and grants to the Government, or acquires on its behalf, a license of the same scope as set forth in subparagraph (1) above; provided, however, that if such data are computer software the Government shall acquire a copyright license as set forth in subparagraph (g)(3) below if included in this contract or as otherwise may be provided in a collateral agreement incorporated in or made part of this contract.

(3) Removal of copyright notices. The Government agrees not to remove any copyright notices place on data pursuant to this paragraph (c), and to include such notices on all reproductions of the data.

(d) Release, publication and use of data.

(1) The Contractor shall have the right to use, release to others, reproduce, distribute, or publish any data first produced or specifically used by the Contractor in the performance of this contract, except to the extent such data may be subject to the Federal export control or national security laws or regulations, or unless otherwise provided below in this paragraph or expressly set forth in this contract.

(2) The Contractor agrees that to the extent it receives or is given access to data necessary for the performance of this contract which contain restrictive markings, the Contractor shall treat the data in accordance with such markings. Unless otherwise specifically authorized in writing by the Contracting Officer.

(3) The Contractor agrees not to establish claim to copyright in computer software first produced in the performance of this contract without prior written permission of the Contracting Officer. When such permission is granted the Contracting Officer shall specify appropriate terms to assure dissemination of the software. The Contractor shall promptly deliver to the Contracting Officer or to the Patent Counsel designated by the Contracting Officer a duly executed and approved instrument fully confirmatory of all rights to which the

Government is entitled and other terms pertaining to the computer software to which claim to copyright is made.

(e) Unauthorized marking of data.
    ----------------------------

(1) Notwithstanding any other provisions of this contract concerning inspection or acceptance, if any data delivered under this contract are marked with the notices specified in subparagraphs (g)(2) or (g)(3) below and use of such is not authorized by this clause, or if such data bears any other restrictive or limiting markings not authorized by this contract, the Contracting Officer may at any time either return the data to the Contractor, or cancel or ignore the markings. However, the following procedures shall apply prior to canceling or ignoring the markings.

(i) The Contracting Officer shall make written inquiry to the contractor affording the Contractor 30 days from receipt of the inquiry to provide written justification to substantiate the propriety of the markings;

(ii) If the Contractor fails to respond or fails to provide written justification to substantiate the propriety of the markings within the 30-day period (or a longer time not exceeding 90 days approved in writing by the Contracting Officer for good cause shown), the Government shall have the right to cancel or ignore the markings at any time after said period and the data will not longer be made subject to any disclosure prohibitions.

(iii) If the Contractor provides written justification to substantiate the propriety of the markings within the period set in subdivision (i) above, the Contracting Officer shall consider such written justification and determine whether or not the markings are to be canceled or ignore. If the Contracting Officer determines that the markings are authorized, the Contractor shall be so notified in writing. If the Contracting Officer determines, with concurrence of the Head of the Contracting Activity, that the markings are not authorized, the Contracting Officer shall furnish the Contractor a written determination, which determination shall become the final agency decision regarding the appropriateness of the markings unless the Contractor files suit in a court of competent jurisdiction within 90 days of receipt of the Contracting Officer's decision. The Government shall continue to abide by the markings under this subdivision (iii) until final resolution of the matter either by the Contracting Officer's determination becoming final (in which instance the Government shall thereafter have the right to cancel or ignore the markings at any time and the data will no longer be made subject to any disclosure prohibitions), or by final disposition of the matter by court decision if suit is filed.

(2) The time limits in the procedures set forth in subparagraph (1) above may be modified in accordance with agency regulations implementing the Freedom of Information Act (5 U.S.C. 552) if necessary to respond to a request thereunder.

(3) This paragraph (e) does not apply if this contract is for a major system or for support of a major system by a civilian agency other than NASA and the U.S. Coast Guard subject to the provisions of Title III of the Federal Property and Administrative Services Act of 1949.

(4) Except to the extent the Government's action occurs as the result of final disposition of the matter by a court of competent jurisdiction, the Contractor is not precluded by this paragraph (e) from bringing a claim under the Contract Disputes Act, including pursuant to the Disputes clause of this contract, as applicable, that may arise as the result of the Government removing or ignoring authorized markings on data delivered under this contract.

(f) Omitted or incorrect markings.
    -----------------------------

(1) Data delivered to the Government without either the limited rights or restricted rights notice as authorized by paragraph (g) below, or the copyright notice required by paragraph (c) above, shall be deemed to have been furnished with unlimited rights, and the Government assumes no liability for disclosure, use, or reproduction of such data. However, to the extent the data has not been disclosed without restriction outside the Government, the Contractor may request, within 6 months (or a longer time approved by the Contracting Officer for good cause shown) after delivery of such data, permission to have notices placed on qualifying data at the Contractor's expense, and the Contracting Officer may agree to do so if the Contractor:

(i) Identifies the data to which the omitted notice is to be applied;

(ii) Demonstrates that the omission of the notice was inadvertent;

(iii) Establishes that the use of the proposed notice is authorized; and

(iv) Acknowledges that the Government has no liability with respect to the disclosure, use, or reproduction of any such data made prior to the addition of the notice or resulting from the omission of the notice.

(2) The Contracting Officer may also (i) permit correction at the Contractor's expense of incorrect notices if the Contractor identifies the data on which correction of the notice is to be made, and demonstrates that the correct notice is authorized, or (ii) correct any incorrect notices.

(g) Protection of limited rights data and restricted computer software.

(1) When data other than that-listed in subparagraphs (b)(1)(i), (ii), and (iii) above are specified to be delivered under this contract and qualify as either limited rights data or restricted computer software, if the Contractor desires to continue protection of such data, the Contractor shall withhold such data and not furnish them to the Government under this Contract. As a condition to this withholding, the Contractor shall identify the data being withheld and furnish form, fit, and function data in lieu thereof. Limited rights data that are formatted as a computer data base for delivery to the Government is to be treated as limited rights data and not restricted computer software.

(2) [Reserved.]

(3) [Reserved.]

(h) Subcontracting.
    --------------

The Contractor has the responsibility to obtain from its subcontractors all data and rights therein necessary to fulfill the Contractor's obligations to the Government under this contract. If a subcontractor refuses to accept terms affording the Government such rights, the Contractor shall promptly bring such refusal to the attention of the Contracting Officer and not proceed with subcontract award without further authorization.

(i) Relationship to patents.

Nothing contained in this clause shall imply a license to the Government under any patent or be construed as affecting the scope of any license or other right otherwise granted to the Government.

The Contractor agrees, except as may be otherwise specified in this contract for specific data items listed as not, subject to this paragraph, that the Contracting Officer or an authorized representative may, up to three years after acceptance of all items to be delivered under this contract, inspect at the Contractor's facility any data withheld pursuant to paragraph (g)(1) above, for purposes of verifying the Contractor's assertion pertaining to the limited rights or restricted rights status of the data or for evaluating work performance. Where the Contractor whose data are to be inspected demonstrates to the Contracting Officer that there would be a possible conflict of interest if the inspection where made by a particular representative, the Contracting Officer shall designate an alternate inspector.

(End of clause)

                                 ALTERNATE II

(g)(2) Notwithstanding subparagraph (g)(1) of this clause, the contract may identify and specify the delivery of limited rights data, or the Contracting Officer may require by written request the delivery of limited rights data that has been withheld or would otherwise be withholdable. If delivery of such data is so required, the Contractor may affix the following "Limited Rights Notice" to the data and the Government will thereafter treat the data, subject to the provisions of paragraphs (e) and (f) of this clause, in accordance with such
Notice:

                        LIMITED RIGHTS NOTICE (JUN 1987)

(a) These data are submitted with limited rights under Government contract No. ______ (and subcontract No. ______ if appropriate). These data may be reproduced and used by the Government with the express limitation that they will not, without written permission of the Contractor, be used for purposes of manufacture nor disclosed outside the Government; except that the Government may disclose these data outside the Government for the following, purposes, if any, provided that the Government makes such disclosure subject to prohibition against further use and disclosure:

[Agencies may list additional, purposes as set forth in 27.404(d)(1) or if none, so state]

(b) This Notice shall be marked on any reproduction of these data, in whole or in part.

(End of notice)

                                 ALTERNATE III

(g)(3)(i) Notwithstanding subparagraph (g)(1) of this clause, the contract may identify and specify the delivery of restricted computer software, or the Contracting Officer may require by written request the delivery of restricted computer software that has been withheld or would otherwise be withholdable. If delivery of such computer software is so required, the Contractor may affix the following "Restricted Rights Notice" to the computer software and the Government will thereafter treat the computer software, subject to paragraphs (e) and (f) of this clause, in accordance with the Notice:

                       RESTRICTED RIGHTS NOTICE (JUN 1987)

(a) This computer software is submitted with restricted rights under Government Contract No. _____ (and subcontract, if appropriate). It may not be used, reproduced, or disclosed by the Government except as provided in paragraph (b) of this Notice or as otherwise expressly stated in the contract.

(b) This computer software may be:

(1) Used or copied for use in or with the computer or computers for which it was acquired, including use, at any Government installation to which such computer or computers may be transferred;

(2) Used or copied for use in a backup computer if any computer for which it was acquired is inoperative;

(3) Reproduced for safekeeping (archives) or backup purposes;

(4) Modified, adapted, or combined with other computer software, provided that the modified, combined, or adapted portions of the derivative software incorporating restricted computer software are made subject to the same restricted rights;

(5) Disclosed to and reproduced for use by support service Contractors in accordance with subparagraphs (b)(1) through (4) of this clause, provided the Government makes such disclosure or reproduction subject to these restricted rights; and

(6) Used or copied for use in or transferred to a replacement computer.

(c) Notwithstanding the foregoing, if this computer software is published copyrighted computer software, it is licensed to the Government, without disclosure prohibitions, with the minimum rights set forth in paragraph (b) of this clause.

(d) Any others rights or limitations regarding the use, duplication, or disclosure of this computer software are to be expressly stated in, or incorporated in, the contract.

(e) This Notice shall be marked on any reproduction of this computer software, in whole or in part.

(End of notice)

(ii) Where it is impractical to include the Restricted Rights Notice on restricted computer software, the following short-form Notice may be used in lieu thereof:

                            RESTRICTED RIGHTS NOTICE

                              SHORT FORM (JUN 1987)

Use, reproduction, or disclosure is subject to restrictions set forth in Contract No. _____ (and subcontract ___, if appropriate) with __________________ (name of Contractor and subcontractor).

                                 (End of notice)

(iii) If restricted computer software is delivered with the copyright notice of 17 U.S.C. 401, it will be presumed to be published copyrighted computer software licensed to the Government without disclosure prohibitions, with the minimum rights set forth in paragraph (b) of this clause, unless the Contractor includes the following statement with such copyright notice: "Unpublished-rights reserved under the Copyright Laws of the United States."

(End of Clause)

48 CFR 52.227-16 Additional Data Requirements

                     ADDITIONAL DATA REQUIREMENTS (JUN 1987)

(a) In addition to the data (as defined in the clause at 52.227-14 Rights in Data-General clause or other equivalent include in this contract) specified elsewhere in this contract to be delivered, the Contracting Officer may, at any time during contract performance or within a period of 3 years after acceptance of all items to be delivered under this contract, order any data first produced or specifically used in the performance of this contract.

(b) The Rights in Data-General clause or other equivalent included in this contract is applicable to all data ordered under this Additional Data Requirements clause. Nothing contained in this clause shall require the Contractor to deliver any data the withholding of which is authorized by the Rights in Data-General or other equivalent clause of this contract, or data which are specifically identified in this contract as not subject to this clause.

(c) When data are to be delivered under this clause, the Contractor will be compensated for converting the data into the prescribed form, for reproduction, and for delivery.

(d) The Contracting Officer may release the Contractor from the requirements of this clause for specifically identified data items at any time during the 3-year period set forth in paragraph (a) of this clause.

(End of clause)

48 CFR 52.227-23 Rights to Proposal Data

RIGHTS TO PROPOSAL DATA (TECHNICAL) (JUN, 1987)

Except for data contained on pages ____ it is agreed that as a condition of award of this contract, and notwithstanding the conditions of any notice appearing thereon, the Government shall have unlimited rights (as defined in the "Rights in Data--General" clause contained in this contract) in and to the technical data contained in the proposal dated 3-13-97 upon which this contract is based.

3 through 22

Attachment 1:

952.227-11 Patent Rights - Retention by the Contractor (short form)

PATENT RIGHTS - RETENTION BY THE CONTRACTOR (SHORT FORM) (FEB 1995)

(a) Definitions.

(1) "Invention" means any invention or discovery which is or may be patentable or otherwise protectable under title 35 of the United States Code, or any novel variety of plant which is or may be protected under the Plant Variety Protection Act (7 U.S.C. 2321, et seq.).

(2) "Made" when used in relation to any invention means the conception of first actual reduction to practice of such invention.

(3) "Nonprofit organization" means a university or other institution of higher education or an organization of the type described in section 501(c)(3) of the Internal Revenue Code of 1954

(26 U.S.C. 501(c)) and exempt from taxation under section 501(a) of the Internal Revenue Code (26 U.S.C. 501(a)) or any nonprofit scientific or educational organization qualified under a state nonprofit organization statute.

(4) "Practical application" means to manufacture, in the case of a composition or product; to practice, in the case of a process or method; or to operate, in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is being utilized and that is benefits are, to the extent permitted by law or Government regulations, available to the public on reasonable terms.

(5) "Small business firm" means a small business concern as defined at section 2 of Pub. L. 85-536 (15 U.S.C. 632) and implementing regulations of the Administrator of the Small Business Administration. For the purpose of this clause, the size standards for small business concerns involved in Government procurement and subcontracting at 13 CFR 121.3-8 and 13 CFR 121.3-12, respectively, will be used.

(6) "Subject invention" means any invention of the contractor conceived or first actually reduced to practice in the performance of work under this contract, provided that in the case of a variety of plant, the date of determination (as defined in section 4 I(d) of the Plant Variety Protection Act, 7 U.S.C. 2401(d)) must also occur during the period of contract performance.

(7) "Agency licensing regulations" and "agency regulations concerning the licensing of Government-owned inventions" mean the Department of Energy patent licensing regulations at 10 CFR Part 781.

(b) "Allocation of principal rights." The Contractor may retain the entire right, title, and interest throughout the world to each subject invention subject to the provisions of this clause and 35 U.S.C. 20. With respect to any subject invention in which the Contractor retains title, the Federal Government shall have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the subject invention throughout the world.

(c) Invention disclosure, election of title, and filing of patent application by Contractor.

     (1) The Contractor will disclose each subject invention to the Department of Energy (DOE) within 2 months after the inventor discloses it in writing to Contractor personnel responsible for patent matters. The disclosure to DOE shall be in the form of a written report and shall identify the contract under which the invention was made and the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding to the extent known at the time of the disclosure, of the nature, purpose, operation, and the physical, chemical, biological or electrical characteristics of the invention. The disclosure shall also identify any publication, on sale or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure. In addition, after disclosure to the DOE, the Contractor will promptly notify that agency of the acceptance of any manuscript describing the invention for publication or of any on sale or public use planned by the Contractor.

     (2) The Contractor will elect in writing whether or not to retain title to any such invention by notifying DOE within 2 years of disclosure to DOE. However, in any case where publication, on sale or public use has initiated the 1-year statutory period wherein valid patent protection can still be obtained in the United States, the period for election of title may be shortened by DOE to a date that is no more than 60 days prior to the end of the statutory period.

     (3) The Contractor will file its initial patent application on a subject invention to which it elects to retain title within 1 year after election of title or, if earlier, prior to the end of any statutory period wherein valid patent protection can be obtained in the United States after a publication, on sale, or public use. The Contractor will file patent applications in additional countries or international patent offices within either 10 months of the corresponding initial patent application or 6 months from the date permission is granted by the Commissioner of Patents and Trademarks to file foreign patent applications where such filing has been prohibited by a Secrecy Order.

     (4) Requests for extension of the time for disclosure, election, and filing under subparagraphs (c)(1), (2), and (3) of this clause may, at the discretion of the agency, be granted.

(d) Conditions when the Government may obtain title. The Contractor will convey to the Federal agency, upon written request, title to any subject invention:

     (1) If the Contractor fails to disclose or elect title to the subject invention within the times specified in paragraph (c) of this clause, or elects not to retain title; provided, that DOE may only request title within 60 days after learning of the failure of the Contractor to disclose or elect within the specified times.

     (2) In those countries in which the Contractor fails to file patent applications within the times specified in paragraph (c) of this clause; provided, however, that if the Contractor has filed a patent application in a country after the times specified in paragraph (c) of this clause, but prior to its receipt of the written request of the Federal agency, the Contractor shall continue to retain title in that country.

     (3) In any country in which the Contractor decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in reexamination or opposition proceeding on, a patent on a subject invention.

(e) Minimum rights to Contractor and protection of the Contractor right to file.

     (1) The Contractor will retain a nonexclusive royalty-free license throughout the world in each subject invention to which the Government obtains title, except if the Contractor fails to disclose the invention within the times specified in paragraph (c) of this clause. The Contractor's license extends to its domestic subsidiary and affiliates, if any, within the corporate structure of which the Contractor is a party and included the right to grant sublicenses of the same scope to the extent the Contractor was legally obligated to do so at the time the contract was awarded. The license is transferable only with the approval of the Federal agency, except when transferred to the successor of that part of the Contractor's business to which the invention pertains.

     (2) The Contractor's domestic license may be revoked or modified by DOE to the extent necessary to achieve expeditious practical application of subject invention pursuant to an application for an exclusive license submitted in accordance with applicable provisions at 37 CFR Part 404 and agency licensing regulations. This license will not be revoked in that field of use or the geographical areas in which the Contractor has achieved practical application and continues to make the benefits of the invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at the discretion of DOE to the extent the Contractor, its licensees, or the domestic subsidiaries or affiliates have failed to achieve practical application in that foreign country.

     (3) Before revocation or modification of the license, DOE will furnish the Contractor a written notice of its intention to revoke or modify the license, and the Contractor will be allowed 30 days (or such other time as may be authorized by DOE for good cause shown by the Contractor) after the notice to show cause why the license should not be revoked or modified. The Contractor has the right to appeal, in accordance with applicable regulations in 37 CFR Part 404 and actual regulations concerning the licensing of Government owned inventions, any decision concerning the revocation or modification of the license.

(f) Contractor action to protect the Government's interest.

     (1) The Contractor agrees to execute or to have executed and promptly deliver to DOE all instruments necessary to (i) establish or confirm the rights the Government has throughout the world in those subject inventions to which the Contractor elects to retain title, and (ii) convey title to DOE when requested under paragraph (d) of this clause and to enable the government to obtain patent protection throughout the world in that subject invention.

     (2) The Contractor agrees to require, by written agreement, its employees, other than clerical and nontechnical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Contractor each subject invention made under contract in order that the Contractor can comply with the disclosure provisions of paragraph (c) of this clause, and to execute all papers necessary to file patent applications on subject inventions and to establish the Government's rights in the subject inventions. This disclosure format should require, as a minimum, the information required by subparagraph (c)(1) of this clause. The Contractor shall instruct such employees, through employee agreements or other suitable educational programs, on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. or foreign statutory bars.

     (3) The Contractor will notify DOE of any decision not to continue the prosecution of a patent application, pay maintenance fees, or defend in a reexamination or opposition proceeding on a patent, in any country, not less than 30 days before the expiration of the response period required by the relevant patent office.

     (4) The Contractor agrees to include, within the specification of any United States patent application and any patent issuing thereon covering a subject invention, the following statement, "This invention was made with Government support under (identify the contract) awarded by the United States Department of Energy. The Government has certain rights in the invention."

(g) Subcontracts.

     (1) The Contractor will include this clause, suitably modified to identify the parties, in all subcontracts, regardless of tier, for experimental, developmental, or research work to be performed by a small business firm or domestic nonprofit organization. The subcontractor will retain all rights provided for the Contractor in this clause, and the Contractor will not, as part of the consideration for awarding the subcontract, obtain rights in the subcontractor's subject inventions.

     (2) The contractor shall include in all other subcontracts, regardless of tier, for experimental, developmental, demonstration, or research work the patent rights clause at 952.227-13.

     (3) In the case of subcontracts, at any tier, DOE, subcontractor, and the Contractor agree that the mutual obligations of the parties created by this clause constitute a contract between the subcontractor and DOE with respect to the matters covered by the clause; provided, however, that nothing in this paragraph is intended to confer any jurisdiction under the Contract Disputes Act in connection with proceedings under paragraph (j) of this clause.

(h) Reporting on utilization of subject inventions. The Contractor agrees to submit, on request, periodic reports no more frequently than annually on the utilization of a subject invention or on efforts at obtaining such utilization that are being made by the Contractor or its licensees or assignees. Such reports shall include information regarding the Development, date of first commercial sale or use, gross royalties received, by the Contractor, and such other data and information as DOE may reasonably specify. The Contractor also agrees to provide additional reports as may be requested by DOE in connection with any march-in proceeding undertaken by that agency in accordance with paragraph (h) of this clause. As required by 35 U.S.C. 202(c)(5), DOE agrees it will not disclose such information to persons outside the Government without permission of the Contractor.

(i) Preference for United States industry. Notwithstanding any other provision of this clause, the Contractor agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject invention in the United States unless such person agrees that any product embodying the subject invention or produced through the use of the subject invention will be manufactured substantially in the United States. However, in individual cases, the requirement for such an agreement may be waived by DOE upon a showing by the Contractor or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible.

(j) March-in rights. The Contractor agrees that, with respect to any subject invention in which it has acquired title, DOE has the right in accordance with the procedures in 37 CFR 461.6 and any supplemental regulations of the agency to require the Contractor, an assignee or exclusive licensee of a subject invention to grant a nonexclusive, partially exclusive, or exclusive license in any field of use to a responsible applicant or applicants, upon terms that are reasonable under the circumstances, and, if the Contractor, assignee, or exclusive licensee refuses such a request, DOE has the right to grant such a license itself if DOE determines that-- (1) Such action is necessary because the Contractor or assignee has not taken, or is not expected to take within a reasonable time, effective steps to achieve practical application of the subject invention in such field of use; (2) Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Contractor, assignee, or their licensees; (3) Such action is necessary to meet requirements for public use specified by Federal regulations and such requirements are not reasonably satisfied by the Contractor, assignee, or licensees; or (4) such action is necessary because the agreement required by paragraph (i) of this clause has not been obtained or waived or because a licensee of the exclusive right to use or sell any subject invention in the United States is in breach of such agreement.

(k) Special provisions for contracts-with nonprofit organizations. If the Contractor is a nonprofit organization, it agrees that--

     (1) Rights to a subject invention in the United States may not be assigned without the approval of the Federal agency, except where such assignment is made to an organization which has as one of its primary functions the management of inventions; provided, that such assignee will be subject to the same provisions as the Contractor;

     (2) The Contractor will share royalties collected on a subject invention with the inventor, including Federal employee co-inventors (when DOE deems it appropriate) when the subject invention is assigned in accordance with 35 U.S.C. 202(e) and 37 CFR 401.10;

     (3) The balance of any royalties or income earned by the Contractor with respect to subject inventions, after payment of expenses (including payments to inventors) incidental to the administration of subject inventions will be utilized for the support of scientific research or education; and

     (4) It will make efforts that are reasonable under the circumstances to attract licensees of subject inventions that are small business firms, and that it will give a preference to a small business Finn when licensing a subject invention if the Contractor determines that the small business firm has a plan or proposal for marketing the invention which, if executed, is equally as likely to bring the invention to practical application as any plans or proposals from applicants that are not small business firms; provided, that the Contractor is also satisfied that the small business firm has the capability and resources to carry out its plan or proposal. The decision whether to give a preference in any specific case will be at the discretion of the contractor. However, the Contractor agrees that the Secretary of Commerce may review the Contractor's licensing program and decisions regarding small business applicants, and the Contractor will negotiate changes to its licensing, policies, procedures, or practices with the Secretary of Commerce when that Secretary's review discloses that the Contractor could take reasonable steps to more effectively implement the requirements of this subparagraph (k)(4).

(1) Communications.

     (1) The contractor shall direct any notification, disclosure, or request to DOE provided for in this clause to the DOE patent counsel assisting the DOE contracting, activity, with a copy of the communication to the Contracting Officer.

     (2) Each exercise of discretion or decision provided for in this clause, except subparagraph (k)(4), is reserved for the DOE Patent Counsel and is not a claim or dispute and is not subject to the Contract Disputes Act of 1978.

     (3) Upon request of the DOE Patent Counsel or the contracting officer, the contractor shall provide any or all of the following:

          (i) a copy of the patent application, filing date, serial number and title, patent number, and issue date for any subject invention in any country in which the contractor has applied for a patent;

          (ii) a report, not more often than annually, summarizing, all subject inventions which were disclosed to DOE individually during the reporting period specified; or

          (iii) a report, prior to closeout of the contract, listing all subject inventions or stating that there were none.

(End of clause)

                                                       Amendment No. A000 to
                                                       Cooperative Agreement No.
                                                       DE-FC02-97EE50472
                                                       Page No.2 of 3

19. REMARKS (continued)

Appropriation Data:

  89X0215.91       EE-0603        $2,101,816.00     HA/CH/410
  89X0215.91       EE-0501        $  114,000.00     HA/CH/410
  89X0215.91       EE-0601        $   92,000.00     HA/CH/410
  89X0215.91       EE-0602        $  102,000.00     HA/CH/410
  89X0215.91       EE-0603        $   82,000.00     HA/CH/410
  89X0215.91       EE-0701        $   10,000.00     HA/CH/410
  89X0215.91       EE-0702        $  200,000.00     HA/CH/410
  89X0215.91       EE-0801        $  100,000.00     HA/CH/410
  89X0242.91       NP062006       $    7,752.00     TE/CH/410

1. The following terms and conditions, attached hereto, are made a part hereof:

   a. Budget Page - DOE F 4620.1, which sets forth the approved budget for the Project Period;

   b. Statement of Work;

   c. Special Terms and Conditions for Research Financial Assistance Awards, coded SPRG-0697/APM modified to include Provision No. 7. PARTIAL FUNDING;
                                                               ---------------
   d. Additional Special Provisions;

   e. Federal Assistance Reporting Checklist, dated 3-12-97; and

   f. Intellectual Property Provisions - Assistance, Large Business, State and Local Governments, or Foreign Organizations (Research, Development or Demonstration), coded GLB-697. Alternates I, II, III, and V in Clause No.
      05. RIGHTS IN DATA, are hereby made applicable and incorporated into the Intellectual Property Provisions, coded GLB-697.

2. The following Provision is added to the Additional Special Provisions, attached hereto and made a part hereof:

   "7. ADVANCED UNDERSTANDING
       ----------------------

       Notwithstanding (S)600.127, Allowable Costs, reimbursement to the Participant for indirect costs shall be subject to the following ceiling rates and bases;

File Name: FuelCell/50472; RENPG2LB.DOC

                                                       Amendment No. A000 to
                                                       Cooperative Agreement No.
                                                       DE-FC02-97EE50472
                                                       Page No. 3 of 3

                     FY 1997   FY 1998    FY 1999   FY 2000
                     -------   -------    -------   -------

      Overhead (a)   160.7%    158.2%      160.9%    157.7%
      G&A      (b)    43.0%     21.5%       21.7%     21.9%

      (a) Applicable to direct labor
      (b) Applicable to total cost input

   Facilitates Capital Cost of Money (FCCM) is unallowable under this Cooperative Agreement.

   Any and all indirect costs in excess of the above specified ceilings shall be unallowable under this Cooperative Agreement and shall be absorbed by the Participant without reimbursement by the Government under this Agreement or any other Government contract or financial assistance or any subcontract under any other Government prime contract or financial assistance. However, in accordance with (S)600.123(b) unrecovered indirect costs may be included as part of cost sharing or matching.

3. All references to the terms "grant(s)" or "contracts(s)" shall be read as "cooperative agreement" or "agreement;" the terms "grantee" or "contractor" shall be read as "participant, recipient or awardee;" the term "subgrant" shall be read as "subaward;" and the terms "subcontract" or "contract" awarded under a grant shall be read as "contract" under a cooperative agreement.

         Special Terms and Conditions for Financial Assistance Awards
         ------------------------------------------------------------

The requirements of this attachment take precedence over all other requirements of this award found in regulations, the general terms and conditions, DOE orders, etc., except requirements of statutory law. Any apparent contradiction of statutory law stated herein should be presumed to be in error until recipient has sought and received clarification from the Contracting Officer.

1. PAYMENT OFFICE
   --------------

      CR-54/CHO
      Account Payable Division
      U.S. Department of Energy
      P.O. Box 500
      Germantown, MD 20874-0500

2. FINANCE OFFICE
   --------------

      U.S. Department of Energy
      Chicago Operations Office
      Financial Services Group
      9800 South Cass Avenue
      Argonne, Illinois 60439

3. PAYMENT - Advance Payment under this award will be made by:
   -------

    [_]  Department of Health & Human Services (DHHS) Payment Management System
         (PMS), formerly DOE Letter of Credit


         The recipient shall request cash only as needed for immediate disbursements, shall report cash disbursments in a timely manner, and shall impose the same standards of timing and amount, including reporting requirements, on secondary recipients.

    [XX] Treasury Check

         An original Request for Advance or Reimbursement, SF 270, shall be submitted as necessary to the Payment Office specified in Section 1. above, and one copy of the SF 270 shall be submitted to the Contract Specialist specified in Block - 12 of the Notice of Financial Assistance Award (DOE F 4600.1). The timing and amount of advances shall be as close as is administratively feasible to the actual disbursements. Such requests shall not be made in excess of reasonable estimates of Cash outlays for a 30 day period.

         An electronics funds transfer will be accomplished if the Finance Office has an Automated Clearing House (ACH) Vendor Miscellaneous Payment Enrollment Form of file for your organization.


4. DECONTAMINATION AND/OR DECOMMISSIONING D&D COSTS
   ------------------------------------------------

   Notwithstanding any other provisions of this Agreement, including but not limited to FAR 31.205-31, when applicable, as incorporated by Financial Assistance Rule 600.127(a), the Government shall not be responsible for or have any obligation to the recipient for (i) Decontamination and/or Decommissioning (D&D) of any of the Recipient's facilities, or (ii) any costs which may be incurred by the Recipient in connection with the D&D of any of its facilities due to the performance of the work under this Agreement, whether said work was performed prior to or subsequent to the effective date of this Agreement.

5. FEDERALLY-OWNED PROPERTY
   ------------------------

   If you acquire federally-owned property under this award whether fabricated, furnished or purchased with Capital Equipment Funds, then a listing of such property shall be submitted on DOE F 4300.3, Summary Report of DOE-Owned Plant & Capital Equipment, to the Contracting Officer within 30 days after February 28 of each year and within 30 days after the project period ends. The report must separately identify items which were fabricated, furnished, or purchased with Capital Equipment funds under this award.

6. PURCHASE OF AMERICAN-MADE EQUIPMENT AND PRODUCTS - SENSE OF CONGRESS - FISCAL
   -----------------------------------------------------------------------------
   YEAR 1997
   ---------

   It is the sense of the Congress that, to the greatest extent practicable, all equipment and products purchased with funds made available under this award should be American-made.


7.  PARTIAL FUNDING
    ---------------

    This cooperative agreement is partially funded on a cost reimbursement basis without fee or profit. The total estimated cost of the project to be conducted during the current budget period is $14,904,564.00 of which the estimated cost to DOE is $11,178,423.00 and the estimated cost to the Participant is $3,726,141.00. The Cumulative DOE Obligation for the current budget period is $2,809,568.00 and, subject to the availability of additional funds, DOE anticipates obligating an additional $8,368,855.00 hereunder for the current budget period. The Participant shall not be obligated to continue performance of the project beyond the total of: (a) the amount of funds set forth as the Cumulative DOE Obligation for the current budget period in Block 16.b.(1) of the face page, (b) the amount, if any, set forth as DOE Funds Authorized for Carry Over in Block 16.a.(2) of the face page, and (c) the amount of the Participant's corresponding obligation for the current budget period, viz., $936,491.00; provided, however, that once the Cumulative DOE Obligations for the current budget period have been increased by DOE to $11,178,423.00, the Participants obligation for the current budget period shall be increased to a total of $3,726,141.00, and the Participant shall be expected to bring the project (covered by the current budget period) to its conclusion within the amount of $14,904,564.00, and there is no commitment by DOE to provide any additional funding to the Participant. This cooperative agreement is subject to a refund of unexpended funds to DOE.

                         ADDITIONAL SPECIAL PROVISIONS

                               TABLE OF CONTENTS

CLAUSE     SUBJECT                                          PAGE
------     -------                                          ----

1.         Cost Share Contributions.........................  1

2.         Indirect Cost Applied to
           Teaming Partners' Costs..........................  1

3.         Fee..............................................  1

4.         Adequate Recognition.............................  1

5.         Statement of Substantial Involvement.............  2

6.         Technical Direction..............................  2

CONFIDENTIAL INFORMATION HAS BEEN OMITTED PURSUANT TO RULE 406 UNDER THE SECURITIES ACT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATIONS OF THE OMITTED INFORMATION HAVE BEEN INDICATED WITH ASTERISKS.


                                   EXHIBIT A
                               STATEMENT OF WORK


STATEMENT OF WORK

1. Statement of Work

The applicant shall research and develop an integrated fuel cell system that operates on common transportation fuels for automotive applications. The effort is directed toward development and delivery of a [***] (net) PEM fuel cell integrated with a [***] (equivalent) fuel-flexible fuel processor that can reform gasoline, methanol, ethanol, and natural gas. The fuel cell and compact fuel processor will be integrated with balance-of -plant components to form a complete, stand-alone power system capable of being tested and evaluated as a vehicle propulsion system under driving-cycle profiles.

2. Project Description

The work to be performed consists of the following tasks: Phase 1: System Definition and Integration Task 1.1: [***] Evaluation Task 1.2: Stack Component Development Task 1.3: Fuel Processor Development Task 1.4: Initial CMEU Development Task 1.5: System Definition Phase 2: [***] Subsystem Development Task 2.1: [***] Stack Development Task 2.2: [***] Fuel Processor Development Task 2.3: [***] Auxiliaries Development Task 2.4: Control Strategy and Hardware Development Task 2.5: Subsystem Qualification Tests Phase 3: [***] Brassboard System Integration Task 3.1: System Design Task 3.2: Stack Fabrication Task 3.3:
Fuel Processor Fabrication Task 3.4: System Assembly and Test Task 3.5:
Subsystem Design Upgrade Task 3.6: Endurance Test Phase 4: [***] Prototype System Package Task 4.1: Package Design Task 4.2: Stack Fabrication Task 4.3:
Fuel Processor Fabrication Task 4.4: System Assembly Task 4.5: System Shakedown and Test Task 4.6: Qualification Test and Delivery Task 5.1: Project Management; Task 5.2: Monthly Reports; Task 5.3: Final Report

3. Performance Schedule

Tasks 1.1, 1.2, 1.3, 1.4, and 1.5 completed 7 months after start of work. Tasks 2.1, 2.2, 2.3, 2.4, and 2.5 completed 14 months after start of work. Task 3.1 completed 16 months after start of work; Tasks 3.2 and 3.3 completed 17 months after start of work. Tasks 3.4 and 3.5 completed 20 months after start of work; Tasks 4.1, 4.2, and 4.3 completed 23 months after start of work. Task 3.6 completed 24 months after start of work. Task 4.4 completed 25 months after start of work; Task 4.5 completed 29 months after start of work. Tasks 4.6, 5.1, 5.2, and 5.3 completed 30 months after start of work.

4. Reporting Requirement

The applicant shall provide monthly technical and financial reports and a Final Report containing the data from the work performed according to the project tasks along with analyses and conclusions based on these data.

a. Identification and Significance of the Problem

The internal combustion engine (ICE) has reached a very high level of sophistication and technical excellence as an automotive power plant. This amazing device is relatively low in cost, highly responsive, has excellent power density, is very reliable, reasonably long lived, incredibly convenient to use, operates well over a range of ambient conditions, and tolerant of a surprising amount of user-inflicted abuse, It has set the standard against which any other competing automotive power plant will be judged. Despite these attributes, the easy gains in ICE performance are past, and future gains will be achieved at an ever-increasing cost. Unfortunately, the need to increase vehicular power train performance remains, both to reduce U.S. dependence on foreign energy and reduce the strain that a highly mobile population places on its surrounding environment and the planet as a whole. Consequently, as we reach the upper limits of cost-effective ICE performance, we must continue to mature alternative technologies with the potential to move significantly beyond current limits.

The PNGV Program has recognized these challenges and established an automotive industry goal for a production prototype of 80 mpg by 2005. To accomplish this goal, automotive power systems based on proton exchange membrane (PEM) fuel cells are a critical technology. Current PEM fuel cell transportation systems under development include a methanol-fueled transit bus (Georgetown University), a hydrogen-fueled van (Daimler-Benz), and a hydrogen-fueled automotive power plant (Ford). However, to attract enough commercial funding for serious development, a demonstrator PEM fuel cell system is needed that more closely approximates the performance of ICEs with regard to weight, volume, and cost, exceeds their efficiency and emission performance, and operates on gasoline and other fuels such as methanol, ethanol, and natural gas.

To address this need, Mechanical Technology Incorporated (MTI) and Arthur D. Little, Inc. (ADL), along with MascoTech and Texaco, propose a four-phase program to develop a PEM fuel cell power system that will meet the goals of Topic 1 of PRDA DE-RA02-97EE-50443. Based on U.S. technology, this highly integrated, stand-alone, hydrocarbon-fueled system will be the basis for the next-generation automotive power plant. The proposed program is both challenging and aggressive but well within the proven capabilities of MTI and ADL and their advanced technology base. The PRDA goals stretch the limits of existing technology, and, although the program duration is short and funds limited, they are sufficient to achieve these goals meaningfully. The salient technical development issues to be addressed include a low-cost, high-performance, automotive-ready stack optimized for gasoline reformate; a lightweight, high-performance compressor-motor-expander unit (CMEU) for the air supply; a lightweight, high-performance, durable stack bipolar plate and stack structure; a high-performance, low-emissions, fast-response, multifuel reformer; and integration of these components into a compact, rugged synergistic system that works.

Although the program is not without risks, these are mitigated not only by the experience and existing technology base of MTI and ADL but by an effective work plan that combines parallel analysis, component development, and system integration paths in a staged, evolutionary fashion. A [***] integrated reformer and fuel cell stack brassboard based on existing MTI stack and ADL reformer hardware will be assembled early in the program to allow an immediate focus on system integration issues. Intensive component development is planned for stack humidification; bipolar plate design; membrane electrode assembly
(MEA) and gas diffusion layer (GDL) design and fabrication; reformate clean-up; diluent effects; transient behavior; CMEU size, weight, and performance; and development of key automotive-ready auxiliaries (see the Technology Advancement Roadmap in Table 1). Developments in IVITI's other ongoing fuel cell programs will be incorporated to minimize cost and maximize technology gains. MascoTech's experience as a Tier 1 auto industry manufacturer will be applied to review designs and processes in conjunction with other auto industry experts to ensure that the final components, subsystems, and system are consistent with the cost requirement and needs of the automotive application.

The proposed program will result in a highly integrated, stand-alone, fuel-flexible PEM fuel cell power system that provides the performance, operating characteristics, cost, durability, and reliability potential to make this system the power train choice for early 21st-century automobiles. The program will also enhance and advance the U.S. technology base so as to support the next stage of commercialization. This work will have a seminal impact on vehicular power plant development in the next century and provide a portion of the technology critical to regain and maintain U.S. industrial leadership in advanced automotive power train development.

[***- Chart describing current performance of components of fuel cell stack system, work plan and PRDA goal is omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act].

                                              Mechanical Technology Incorporated

b. Background, Technical Approach, and Potential Uses

The PEM fuel cell has recently undergone rapid technology advancement and emerged as a viable alternative to the ICE. It promises to deliver electromotive power at high energy conversion efficiencies with very low emissions, operate at temperatures below [***], and generate high current densities [***] at elevated gas pressures. These attributes provide the potential for a compact, lightweight cell, with a fast start capability, and enhance the attractiveness of the PEM fuel cell for the automotive application. To realize this potential, several key technical issues must be addressed.

Cost Issue. For the fuel cell to compete with ICEs in terms of cost, a high-performance system must be developed that is suitable for low-cost, high-volume manufacturing. This means development of mass-producible bipolar plates and inexpensive MEA and GDL. Over the past few years, MTI has made major advances in developing a high-performance, high-specific-power stack that uses double-foil, hydroformed, metallic bipolar plates configured to provide direct humidification and coolant to each cell. MTJ has already verified the flow field aerothermodynamics, humidification and cooling features, end plates and structure in a full-size [***] short stack. The MTI stack design approach is based on proven high-rate, low-cost manufacturing techniques such as [***] and automated assembly techniques such as [***]. Although [***]. With a fully automated process, labor costs are anticipated to be at the cents-per-cell level. MTI will use MascoTech's knowledge of high-speed, low-cost automotive tolerance manufacturing processes to achieve the projections of the [***] high-volume goal.

The low operating temperature of PEM fuel cells requires use of costly platinum
(Pt) catalyst, which has driven MTI's successful efforts to reduce Pt catalyst loading while maximizing current density. Figure 1 shows MTI's progress in achieving high power density at reduced Pt loading [***] - progress made due to our manufacturing improvements on Los Alamos National Laboratories'
(LANL) low-loading technology, Our ongoing work to optimize catalyst distribution over the anode and cathode electrodes will foster use of even lower total loadings and thus lower cost.

Reformate Issues. To use the existing infrastructure and provide easy refueling, the fuel cell will require onboard reforming of hydrocarbon fuel to reformate, which contains about [***]. Unfortunately, fuel cell performance, using platinum catalyst, drops markedly with increasing amounts of CO concentration, even with contamination of a few ppm. Therefore, approaches are needed to reduce CO concentration levels in the reformate to a cost-effective level and to modify the anode electrocatalyst to provide appropriate tolerance levels. [***] alloy electrocatalyst has been verified by LANL to provide superior CO tolerance, and IVITI has collaborated with LANL to scale-up the technology and use it in full-size cells. Figure 2 shows the [***] polarization and endurance curves indicating a minimal voltage reduction of approximately [***] at [***] and full cell recovery after injection of [***].

[Chart describing current density, power density and specific power is omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act]

Partial oxidation (POX) reformed fuel gas contains significant amounts of other process effluents. Gasoline reformate consists of [***]. Consequently, with this fuel, the partial pressure of hydrogen in the cell is about [***] of the total pressure. Computer code predictions at this low partial pressure indicate a [***] decrease in current density at the [***] design point for a stack operating at [***]. (Power, specific power and power densities shown in Tables 2 through 5 are based on use of gasoline reformate with only [***].) To ameliorate these effects, IVITI is developing, under another program, [***].

Other issues to consider are generation of [***]. The use of [***] significantly reduces adverse effects of [***]. The influence of reduced diffusion rate of hydrogen will be evaluated in Phase 1; however, because of the relative atomic sizes, cell performance reduction is expected to be small. ([***].)

CMEU Issue. Although the efficiency of a fuel cell stack is very high, the parasitic power allocated to the complete system is an important consideration, with energy consumption of the air compressor required for high-specific-power applications particularly important. Significant energy savings can be realized by using the [***]. DOE is presently funding development of three very different approaches to the CMEU design: an advanced turbomachine, a piston compressor and piston expander, and a scroll compressor and scroll expander. Since none of these approaches meet the requirements for a successful automotive CMEU, either in weight, volume, or parasitic power draw, development of an alternative CMEU is an important issue.

The alternative CMEU proposed by MTI is a [***] and combines their desirable features to provide high efficiency at relatively low weight. Driven by a [***] and designed to run at [***] at the full load operating point, this [***]. The [***] mechanism is inherently balanced and can operate at high speed without high inertia loads on the bearing and compressor structure; further, the rotor and casing can be made of [***] for low weight and cleanliness. A similar unit is already being used as an automotive supercharger and should provide the basis for a rugged, low-cost, automotive component. Table 6 illustrates the power, weight, mass flow, and volume advantages of the proposed MTI [***] approach as compared to others. However, should this advanced design not fulfill its promise, MTI will use either its [***].

[*** - Four charts demonstrating stack component weight/volume; stack system component weight/volume, integrated system parasitic power/efficiency and integrated fuel cell power system performance are omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act].

Specific Power and Power Density Issue. To prepare for this proposal, MTI completed a preliminary design of a [***] fuel cell power system based on our current technology and compatible with reformate containing [***]. Stack efficiencies of [***] were established at [***] and [***], respectively, which yielded a stack system specific power of [***] that exceeded the DOE goal but was less than that required to attain system power density. However, a [***] increase in stack system specific power to [***] has been projected for a design using [***]. Table 2 shows stack component weight and volume for the [***]. Table 3 shows weight and volume distribution of the stack system components, and Table 4 shows the parasitic power and efficiency projections at design operating point conditions. Finally, Table 5 shows the projected performance of the final integrated fuel cell power system that meets the PRDA goals.

Fuel Processor Issue. ADL was the first to point out that conventional wisdom, which tended to discount any reforming technology other than steam reforming, failed to consider the very different requirements that distinguish transportation fuel processors from stationary ones. Over the last five years, ADL has used a multi disciplinary team to design, fabricate, and demonstrate several generations of multifuel processors in several applications and sizes. Such equipment is now being tested at the [***] level in a very compact, lightweight, fast-response, highly integrated design that combines all required reformers, shift reactors, heat exchangers, and steam generators in a transportation-suitable package that can meet the stringent PNG' goals of [***]. The ADL fuel processor has proven that gasoline, ethanol, methanol, and natural gas can be converted into a hydrogen-rich gas stream with CO exit concentrations on the order of [***].

Catalytic POX offers several advantages for vehicles compared to autothermal reforming and steam reforming. Specifically, the POX process developed by ADL exhibits the most favorable characteristics in terms of low weight and volume, low-cost: construction, multifuel capability, and rapid start-up and shutdown. Furthermore, it can [***]. The extent of the oxidation reaction is regulated by the quantity of oxygen addition. Without the benefit of the catalyst clean-up bed after the combustion zone, the POX process must operate at higher temperature [***] than the catalyst-assisted reforming process [***]. Separation of POX and catalyst zone provides a pure gas-phase front end to the reformer, allowing for multifuel operation. Process effluent from the POX react consists of [***].

The ADL multifuel reformer, like all other reformers, outputs approximately 0.5% CO along with the hydrogen-rich mixture therefore, to use any reformer with a PEM fuel cell, some CO clean-up is required. As the preferred approach, preferential oxidation (PROX) introduces a small quantity of oxygen, usually as a component in air, to the fuel stream, and then reacts that mixture on heterogeneous combustion catalysts. This PROX reaction can be very effective. [***]. At higher temperatures, the adsorption advantage [***] is less favorable, and the same catalyst also works to react [***].

Many have demonstrated PROX designs using Pt or Pt-alloy catalysts that achieve engineering success over a narrow 5 rate range at steady-state conditions. However, transient operation is far more difficult because designs must include features to alter the heat removal rate. Tight thermal control is needed to maintain optimal CO oxidation conditions. SL designs could result in very large heat exchangers and other solutions generally unfavorable for automotive applications. Another option to tight control over the heat removal rate is to develop a catalyst formulation that offers enhanced selectivity.


Table 6. Comparison of CMEU Approaches.

        Characteristics            MTI Twin Screw   MTI Turbo   ADL Scroll       Vairex
                                                                             Reciprocating
-------------------------------------------------------------------------------------------
Required Shaft Power, kW                 [***]       [***]        [***]            [***]
-------------------------------------------------------------------------------------------
Weight (excluding motor), kg             [***]       [***]        [***]            [***]
-------------------------------------------------------------------------------------------
Volume (excluding motor), (l)            [***]       [***]        [***]            [***]
-------------------------------------------------------------------------------------------
Compressor/Expander Mass                 [***]       [***]        [***]            [***]
 Flow, g/sec
-------------------------------------------------------------------------------------------
Compressor/Expander Pressure             [***]       [***]        [***]            [***]
 Ratio
-------------------------------------------------------------------------------------------
Expander Inlet Temperature, C            [***]       [***]        [***]            [***]
-------------------------------------------------------------------------------------------
Estimated Motor                          [***]       [***]        [***]            [***]
 Weight/Volume, kg/(l)
-------------------------------------------------------------------------------------------

over traditional Pt-based PROX catalysts. Over the past year, scientists at ADL have formulated a proprietary catalyst that has been tested with very encouraging results. This catalyst offers over [***] the selectivity and reactivity of platinum PROX catalysts. The greatly increased selectivity means that a PROX device using this catalyst is inherently more transient capable than a traditional PROX for two reasons: 1. tight control of heat generation is not necessary, and 2. less heat is produced because less hydrogen is consumed while converting the CO. The increased reactivity of the new catalyst will allow for a more compact PROX reactor. In recent research at ADL, we have devised a family of catalysts that remove CO from simulated reformate to the desired level of concentration via PROX using air as the oxidant. Extrapolation of our results from bench-scale testing suggest that a full-scale PROX reactor for a [***] fuel cell/fuel processor system capable of transient operation could be constructed to occupy a volume of about [***] and would operate at low temperatures compatible with the outlet temperature of a low-temperature-shift catalytic reactor.

ADL has developed the most advanced small-scale fuel processor to date, but some refinement for the transportation application is still required, Inappropriate fuel processor design or incorrect system integration can result in poor start/stop characteristics, sensitivity to poisoning by fuel contaminants, and excessive system water consumption. Catalyst cost and mass, currently representing [***] of overall reformer cost and mass, must also be addressed. ADL has considered all these issues and has developed the simple, low-risk POX approach to providing the required hydrogen-rich stream to the fuel cell.

Key System Design Features. MTI's preliminary design was based on a [***], shown in Figure 3. In this system, the twin-screw CMEU provides clean, oil-free air at [***] to the fuel processor and fuel cell stack at the rate of [***], respectively. The fuel processor supplies [***] of processed fuel [***] to an accumulator bottle, with a pressure regulator and a shut-off valve, incorporated at the interface of the fuel processor and the fuel cell stack. As hydrogen is consumed by the anode reaction, the regulator will admit sufficient makeup gas to maintain the inlet pressure at a premium above the [***]. This accumulator is intended to accommodate only short, fast transients. However, the gas flow rate time constant is a fraction of a second for both the stack and fuel processor subsystems.

[***]


[***]


Commercial Potential. When accepted as a viable replacement for the ICE, the fuel cell power system developed in this program will create an entirely new manufacturing industry with billions of dollars in annual sales. Acceptance will require first and foremost that this new power system is cost competitive with the ICE. With a potential production cost of less than [***], including [***] for the fuel processor, and a rising value for the other features of fuel cells, that is, high efficiency and low emissions, the potential for such an industry and its impact on U.S. automotive leadership is becoming more real.

It has often been said that the first application of a fuel cell power system will be in a stationary application and that only after its success in that application would the auto industry consider it a viable alternative to the ICE. MTI is currently negotiating with the Edison Development Corporation (EDC), the investment subsidiary of DTE Energy, Inc. (a major Midwestern utility holding company) and [***] for the creation of a new company to commercialize fuel-cell-based power systems for the stationary and other markets. [***] is a major designer and manufacturer of production and automated assembly line equipment for the automobile manufacturing industry, and will apply its expertise to develop low-cost methods for producing fuel cell systems. EDC will provide its strong marketing, sales, and distribution capabilities in the transfer and commercialization of fuel cell power systems for stationary applications. Initiation of this effort in conjunction with the PRDA would ensure "critical mass" for the establishment of a U.S. PEM fuel cell manufacturing presence.

As well, the commercial potential of both the fuel processor and the PROX reactor is enormous if one considers the volumes associated with automotive production. The fuel processor has been analyzed for cost both by ADL and Chrysler. In both cases, production costs were consistent with automotive cost structures [***]. In fact, Chrysler has recently shown commercial interest in the POX by announcing their interest in producing a prototype fuel cell vehicle using the ADL technology, if it becomes sufficiently refined in the next two years. Finally, initial cost projections for the full-size [***] PROX reactor indicate that it will contain less than [***] in catalyst material. The outcome of the proposed program will be a fuel processor capable of satisfying the year 2000 PNGV targets.

[***-Chart describing the integrated fuel cell stack/fuel cell processor system is omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act].

c. Technical Objectives

1. Functionally successful integrated stack/fuel processor system. Issues are: functionality of stack subsystem; functional integration between stack and fuel processor subsystems; and an adequate match between transient CO delivery of the fuel processor and stack CO tolerance. Risk will be mitigated by a stack subsystem design based on MTI's experience designing a complete automotive stack system for DOE Ford Phase 11 program; a fuel processor design directly based on ADL's existing [***] transportation fuel processor; Task 1.1, the integration and test of a [***] system, using existing hardware, which will occur during the first 7 months of the program.

2. Integrated system efficiency [***]. Issues are: hydrogen conversion efficiency of fuel processor with transportation fuels; fuel cell current density ([***]. Risk will be mitigated by an impressive body of prior work: ADL has already developed an ethanol fuel processor for transportation use with efficiency [***]; MTI has developed a [***] stack meeting combined efficiency and W/kg requirements with Pt loading [***]; MTI has demonstrated superior [***] alloy catalyst performance with [***] in short stack with LANL assistance. Other factors include determination of cell/catalyst/operating conditions to optimize [***] during the first 7 months of program; ADL/MTI close liaison with LANL and access to LANL's PROX technology for post-processor CO clean-up; [***] (fully developed commercial technology) identified and selected by MTI that will provide a more efficient system CMEU.

3. Stack subsystem efficiency [***]. Issues are: need for high fuel-cell current density [***]. Risk will be mitigated by the existing MTI [***] that meets combined efficiency and W/kg requirements with [***].

4. Multifuel-capable fuel processor. Issues are: availability of catalysts that can reform hydrocarbons, with adequate life and acceptable cost. Risk will be mitigated by the several generations of fuel processors developed by ADL for transportation application with demonstrated successful reformation of gasoline, ethanol, methanol and natural gas.

5. Integrated system specific power [***]. Issues are: fuel processor catalysts that meet performance requirements with minimum mass; weight of stack bipolar plates and clamping structure; cell current density under reformate operating conditions, affecting total cell area required. Risk will be mitigated by ADL's experience in developing compact, lightweight fuel processors for transportation uses; the MTI [***].

6. System up-power transient response time: [***]. Issues are: system design and control of fuel processor to maintain effluent composition during transients; response time of CMEU; response of stack humidification to load changes. Risk will be mitigated by ADL experience in development of fuel processors for transportation, where transient response has been a major driver for the research; MTI first-hand experience in engineering design of an automotive - stack subsystem and CMEU response considerations; MTI selection of [***] CMEU for fast transient response/high system efficiency; work with [***] to establish a vehicle model and evaluate transient performance in Task 4.1.1.

7. Manufacturing cost [***]. Issues are: costs for fuel processor catalysts, stack design architecture for manufacturability, and stack components. Risk will be mitigated by ADL identification of catalysts for fuel processor, estimated at [***] in high production; MTI development of bipolar plate design [***].

8. System start-up to full power [***]. Issues are: thermal response time of fuel processor mass operating at higher temperature; chemical stability and control of CO during start-up transient; thermal response of stack in reaching [***] operating temperature. Risk will be mitigated by ADL experience in developing lightweight fuel processors with minimum thermal mass; MTI [***] stack for DOE Ford Phase H with lightweight bipolar plates and specific power [***]. MTI ongoing development of lighter-weight stack with specific power [***]; [***].

9. Operating life [***]. Issues are: life of fuel processor catalysts; stack performance degradation due to CO poisoning of MEA catalyst. Risk will be mitigated by ADL demonstration of extended fuel processor operation; LANL demonstration of extended operation of PROX post-processor CO clean-up unit while maintaining [***].

10. Subfreezing start-up and operation. Issues are: [***].

11. System power density [***].

d. Work Plan

Phase 1: System Definition and Integration

Task 1.1., [***] Building and operating an integrated stack/fuel processor early in the program willl provide vital experience in the functional and control-requirements for the integrated system. To this end a [***] system based on existing hardware for the fuel processor and stack will be assembled and tested. All thermal and fluid-flow-stream aspects will be addressed. The air-handling system will not be addressed; rather, the effort will focus on close integration of the fuel processor and stack to evaluate efforts of varying key system operating parameters. The system will be assembled and tested at ADUs laboratories, using their superior facilities for fuel-gas analysis. Tests will include assessment of the effects on stack performance of reformer and [***] operating characteristics. Fuel processor effluent composition, mass flows and state-point conditions for air, fuel, and steam flows will be determined for operation [***]. Control and transient performance of the fuel processor will be addressed to the extent possible [***]. The following issues will also be explored: design, operation, and control of stack afterburner for efficient use of excess fuel from the anode exhaust; integration of air supplies for both stack and fuel processor; supply of feedwater from the stack water management subsystem to the fuel processor shift reactor; maintenance of constant system inventories of both "clean water" (for stack and shift reactor) and "dirty water" (condensed from fuel gas and supplied to fuel processor steam generator) at all conditions; and control of the fuel processor and fuel-gas composition during transients. The [***] system will also be used for verification tests of different candidate fuel processor catalyst and for evaluation of candidate system control strategies.

Task 1.2: Stack Component Development. This task will involve initial component development work on certain aspects of the stack: [***]

[***] will be tested over a range of loadings within the total allowance of [***] to identify the disposition of catalyst that provides the highest current density. Tolerance to CO contamination of the anode gas will also be determined for each anode catalyst mixture and loading tested, under both steady-state conditions and 3-sec transient excursions of CO content. After preferred membrane/catalyst and operating conditions have been identified, a number of cells will be set up to run long-term endurance tests at the selected conditions with the final design materials.

Fuel Cell Bipolar Plate. A primary design path will be pursued based on use of a [***]. Alloys, surface treatments, and in-stack conditions will be identified that broaden the passive potential domain and minimize corrosion current density for these plates in service. A back-up design path based on use of a [***] will also be pursued. Preliminary designs will be made for [***] multicell stacks. The manufacturing processes required to make bipolar plates for these designs will be developed to the point where reliable production of [***] plates can be predicted. These processes include hydroforming of [***]. This work will be performed by MTI using a well established vendor team. The [***] stacks will be fabricated, assembled, and tested at MTI under the operating conditions selected in Task 1.5. This work will be performed for both primary and back-up designs. At the end of Task 1.2, one design will be selected as the final design based on cell performance and estimated manufacturing costs.

[***] An alternative material will be developed for the [***]. The requirements for this material are: [***] MTI will develop the new [***] material using base stock of either [***] or other suitable substrates. Improvements in cell polarization curves and reduced stack cost are the anticipated benefits. Equipment for processing the base stock to produce the final [***] will be installed at MTI.

Fuel Cell Sealing System and Gaskets, MTI will continue its ongoing work to identify a superior design and material [***]. The criteria for success are:
[***]. The final seal design will be selected at the end of this task.

Task 1.3: Fuel Processor Development. To ensure efficient system operation, the POX front end of the ADL fuel processor must be designed to convert a multitude of fuels [***]. ADL will work with Texaco R&D to speciate and quantify the output of the POX reactor by operating a [***] experimental POX reactor in the Texaco laboratories. Testing will be performed to determine POX operating points and fuel formulation effects on reformate quality, yielding an optimized POX design. In a parallel path, ADL will design an integrated [***] fuel processor based on existing hardware designs that will accept the optimized POX reactor design developed based on test data furnished by Texaco. The [***] design will include [***].

[***]. Using a [***], ADL will perform tests using the best currently available catalyst technology or catalyst technology identified from research studies.

For the [***], ADL will perform a limited number of small-scale tests to refine the kinetics parameters needed to scale up the catalyst bed, and then construct a [***]. ADL will then operate the [***] reactor with the [***] to acquire data on reaction kinetics and heat and mass transfer.

Task 1.4: Initial CMEU Development. An initial evaluation of a [***] compressor for application to a [***] system will be performed. A preliminary functional specification will be developed and reviewed with any one of three commercial supplier of these units for automotive supercharger duty. Two units will be selected from existing product lines which are close to the specification requirements. A [***] unit of appropriate size will be obtained and tested, [***]. [***]. Both effects will increase the compression efficiency and reduce the exit air temperature. [***].

Operating speed for these units is expected to be about [***]. The compressor will be tested at the required operating conditions, [***]. Concurrently, the expander unit will also be tested using [***]. These tests will both validate the suitability of the [***] compressor for fuel cell systems, and provide guidance for better adaptation of these units specifically for the final [***] system. These test results, together with the system definition produced in Task 1.5, will be used to develop a final design specification for the CMEU system, which will then be provided to the selected compressor manufacturer. This specification will include a device for [***].

Task 1.5: System Definition. This task will involve design analyses of the complete integrated system to identify all required system components, identify design operating conditions and system control strategy which best enable the system to meet the PRDA goals, and formulate functional and performance specifications for all components. Laboratory tests of single cells will also be conducted to develop performance data to support the system definition. Major
Milestone: at the conclusion of Task 1.5, a system design review will be held with DOE.

Task 1.5.1: Single-Cell Test Data. The current density [***] attainable from the PEM cell at the peak-power design voltage is the major determinant of the total cell area and stack size required. Current density is directly affected by catalyst constituents and loading; anode fuel gas composition; pressures of reactant gases; utilization of anode and cathode gases; attributes of the specific membrane used; the humidification water supplied to anode and cathode; and cell operating temperature and other material and operating parameters. Tests will be performed to develop polarization curves for a matrix of those variables affecting current density, stack size, and cost. These data are required to perform valid trade-off studies between conflicting parameters. MTI already has a significant library of such data, a large portion of which pertains to [***]. However, MTI has recently obtained additional test data and experience working with [***]. Additional data must be obtained on cells with different permutations of total [***].

A means to provide [***]. (By including a [***].) This will be evaluated by tests of [***]. This will identify the [***] before any power can be obtained [***].

Task 1.5.2: Operating Conditions and Control Strategy, ADL has conducted detailed computer simulations of PEM fuel cell systems for mobile applications. One such study modeled and examined the design point and off-design operation of POX, ethanol-fueled systems. The simulation model from this work will be modified using results from Task 1.1 to duplicate operation of the [***] hardware. The modified model will then be used to optimize component designs and operating conditions for the [***]. This work will include development of: a consistent approach for sizing fuel processor components; conceptual flow diagrams to identify and analyze heat- and mass-flow interactions between fuel processor and stack; critical dimensions and component arrangements; heat and mass balances for candidate system designs; and heat duties for required heat exchangers. MTI will perform parallel [***].

Cell test results from Task 1.5.1 will be fed into the system analysis as available. These results will define variations with operating conditions of attainable current density, which directly affects total cell area, stack size, weight, and cost. Trade-off studies will be performed to examine the effects on overall system efficiency, size, weight, and cost of: reactant gas pressure levels; anode and cathode gas uses; anode and cathode catalyst loading levels; CO content of fuel gas; combustion of excess fuel gas at stack exhaust and energy recovery in expander; water (steam) consumption in shift reactors of the fuel processor and for stack humidification; operating temperatures of fuel processor effluent versus stack requirements; and other operating and system design parameters. The trade-off studies will identify those specific system design and operating conditions that best enable attainment of the efficiency, weight, volume, and cost targets of Tables 1, 2 and 3 of PRDA Appendix A. The stack configuration will be determined in part by the required output voltage. As defined by DOE Ford Phase 11 technical requirements, an output voltage range of [***] will be targeted, which is compatible with the needs of vehicle traction-motor systems and should be applicable. The peak-power operating point of [***] per cell used on the DOE Ford work yielded an estimated stack system efficiency of [***] [***] required by the PRDA. Peak-power operating voltage for the proposed program will be altered to [***] to meet efficiency targets and will increase to approximately [***] power while simultaneously surpassing specific power and power density goals for stack and integrated power systems as shown in Tables 3 and 5.

MTI and ADL will produce a system schematic identifying all system components such as heat exchangers, pumps, gas compressors, flow and pressure control valves, reactor vessels, and interconnecting pipes, tubes and signal-transmitting wires. After identification of components and associated operating conditions, process-flow diagrams for the complete system will be made for peak power, 1/4 power, and idle. These diagrams will show fluid mass flow, chemical composition, temperature, and pressure at all points throughout the system. Functional specifications will then be written for each component. These specifications will direct the work in Phase 2 to procure or design/develop all the system components.

Candidate system designs for accomplishing subfreezing start-up will be evaluated. System configuration and shutdown procedures will be defined to bring the [***]. Close integration between the fuel processor and stack subsystems may allow use of the POX combustor to heat the coolant for start-up.

The control strategy for system start-up, idle, and up-power transients will be defined during this task, to ensure that the selected system configuration and components will provide stable operation and the required transient response. Baseline control strategy and logic will be taken from the [***] test results of Task 1.1. More optimized control systems will be formulated and analyzed against this baseline. Preliminary estimates of transient response will be made for the fuel processor and the CMEU. The CMEU offers the potential to overcome a deficiency in transient response encountered with aerodynamic CMEU components during the DOE Ford Phase 11 work. A system control strategy documented by system state diagrams and logic-flow diagrams for system start-up, idle, power transients, and shutdown will be selected to be carried forward into Phase 3. Complete development of the control system will be accomplished in Task 2.5.


Phase 2: [***] Subsystem Development

This phase will address the design, development, and test of the subsystems and components identified in Task 1.5 and on the operating conditions selected during Task 1.5. Much of this work can be narrowly focused on single components. However, some aspects, e.g., successful start-up and operation at [***] C, must be approached on a broader, system-oriented basis as described in Task 3.1. Phase 2 will conclude with qualification tests of both the fuel processor and stack, addressing each item in Tables 2 and 3 of PRDA Appendix A. Manufacturing costs will be addressed during Phase 2 by frequent consultation with MascoTech and other automotive industry suppliers to review candidate component designs for manufacturability and by comparative cost estimates developed during Tasks
2.1 and 2.2.

Task 2.1: [***] Stack Development. Task 2.1.1: Primary Stack. Since cell design, performance, and manufacturing processes will have been proven at a [***] size in Phase 1, the first step in this task will be the detailed analytical and layout design of the [***] stack, incorporating MTI proprietary components and technology, based on the peak-power process-flow diagram data generated in Task
1.5.2. In support of [***]. Sequential procurement of [***]. A previously assembled team of competent vendors will be used. MTI will also procure the membrane, substrate for the GDL material, and other materials for manufacturing the GDL and MEAs. Final manufacture of the MEAs and GDL will be done at MTIs facilities in a newly installed processing line.

MTI's primary design for bipolar plates will consist of [***]. Sufficient [***] will be procured to assemble three short stacks of about [***]. These will be tested at MTI's lab on simulated reformate including [***] and the operating conditions selected in Task 1.5.2. One of the short stacks will be run for [***] under peak-power conditions. All of these tests will be done with [***] system. After performance of the other two short stacks has been characterized, one will be tested using [***]. Liquid in the anode and cathode exhaust gases will be sampled and analyzed by capillary gas chromatography in search of any trace of the [***] compound. Stack performance will be carefully monitored for any evidence of degradation. The third short stack will be-dedicated to further exploration of subfreezing start-up and operation. A [***] and large enough to contain the short stack, gas cooling coils, and associated instrumentation will be purchased and modified to serve as a test chamber. The short stack [***]. Tests similar to those done with single cells in Task 1.5.1 will be performed to define the variation of start-up performance capability with stack temperature.

Confirmation of proper assembly and anticipated performance of the short stacks will lead to production of sufficient detail components, MEAs, and GDL to assemble the two stack modules comprising the [***] stack. The full [***] stack will also be tested at MTI on simulated reformate. The content of [***] will be formulated per analyses provided by [***] gas stream, so that a range of concentrations can be used to determine stack CO tolerance Stack polarization curves will be produced by test, applying the schedule of anode and cathode gas pressures and use versus power that were selected during Task 1.5.2. MTI's stack-test facility can supply cathode air flow for a [***] stack at pressures up to [***]. The simulated [***] Stack humidification water requirements will also be met by MTI's facilities. Start-up transient response of the stack itself at room temperature will be determined, operating from test facilities for air and fuel supply. These initial tests will be performed using [***] in the facility stack-cooling system. After all performance characterization testing is completed [***]. The [***]. After obtaining successful operation of the first module with [***], the second module will be included in the [***] for final tests of the two-module stack assembly. The intent of this task is the development of a robust, automotive-ready stack prototype.

Task 2.1.2: Backup Stack. Steps similar to those described above will be taken to create two short stacks based on the backup design for bipolar plates. Testing will be performed to ensure that the backup design is adequately developed so that it could be quickly implemented in a full [***] stack if any impediment to use of the primary design were to arise.

Task 2.2:[***] Processor Development. Task 2.2. 1: Hardware Configuration. Using the design output from Task 1.3, ADL will fabricate a multifuel fuel processor for testing. Working with MTI, ADL will develop a fuel processor specification. The specification will define mechanical, electrical, thermal, fluidic, and flowstream composition interfaces Special considerations related to testing, instrumentation, and safety will also be defined. ADL's multifuel fuel processor design will be modified to accommodate any changes dictated by the specification or results of ADL's ongoing test program. [***]. Based on previous experience, [***]. The fuel processor geometry and integration will be optimized to provide the maximum conversion efficiency of [***] while minimizing the CO output. ADL will work with Modine Manufacturing Company to perform a design of manufacturability and cost analysis on this design to identify cost savings for the final version of the fuel processor. Furthermore, Modine will supply all necessary heat exchangers for the complete system.

Task 2.2.2: Catalyst Development. Using the steam reformer and WGS catalyst data from Task 1.3, ADL will work with [***], an industrial catalyst manufacturer, to further optimize, develop, and test catalyst for application in small-scale fuel processors. Using the PROX data from Task 1.3, ADL will design and construct a full-scale [***] PROX reactor and operate it to acquire data on its performance. ADL will test the second-generation prototype packaged reactor both as a stand-alone unit and as a part of the integrated system. The result of the PROX work will be a vehicle-ready device capable of handling transients and quick start that is [***]. Finally, ADL has standing agreements to test the [***] PROX devices of both [***] and [***] as they become available. These devices will provide additional backup technology should the ADL PROX device not perform as anticipated.

Task 2.3: [***] Auxiliaries Development. Task 2.3.1: CMEU Development. The CMEU specification prepared in Task 1.4 will be used-to procure [***] machines. [***]. [***]. MTI will separately specify and procure the drive motor, inverter, and controller, as well as the actuation means for the slide valves to vary displacement. MTI will assemble and test the CMEU over the range of conditions anticipated during stack operation. Expander inlet conditions will be set to simulate effluent from the system afterburner. A schedule of [***] that results in superior performance will be determined. A control strategy using both [***] will be developed that best [***]. Coordinated use of the [***] will be explored to determine their usefulness in accommodating off-design excursions expander-inlet conditions. Code will be developed to control [***] control strategy.

Task 2.3.2: Balance of Plant. Water Management Subsystem. A [***]. Water recovery will be effected by a [***]. The pressure-control device maintain a [***]; [***] may be used to meter required flow to the stack anode, stack cathode, and fuel-processor shift reactor. The reservoir will be designed to receive the [***].

Temperature Control Subsystem. [***] will also incorporate means for [***]. A first approach for this function will be to use the fuel processor PROX [***].


Task 2.4: Control Strategy and Hardware Development. The system schematic developed in Task 1.5.2 will be reviewed, and the required sensors and control elements specified. Existing [***] will be reviewed to determine if they can be adapted to serve the required functions. Devices will either be adapted from [***] or designed and built to serve all necessary sensing, actuation, or control functions. The total number of control inputs and outputs will be identified. The system control strategy conceived in Task 1.5.2 will be reviewed, and preliminary blocks of code required to implement the control identified, The microprocessor-based executive system control developed [***] will be upgraded and hardened for control of the integrated fuel cell power system interfacing with and supervising the ADL distributed controls. [***] will be used wherever possible.

Task 2.5: Subsystem Qualification Tests. Task 2.5.1: Stack Subsystem. The stack, CMEU, water management, and temperature control subsystems will be assembled as a [***] and operated on [***] as a complete stack subsystem. Shakedown tests will be performed to achieve satisfactory functionality. A test procedure will be developed for tests to determine efficiency at [***]; CO tolerance during steady-state operation; [***]; time for start-up to max power at [***]; and capability to start up after [***]. An environmental chamber large enough to contain the subsystem and capable of [***] will be rented for this test.

Task 2.5.2: Fuel Processor Subsystem. Using existing test facilities, test stand, support instrumentation, and test procedures from previous programs, ADL will evaluate the performance of the [***]. Major components (POX, shift reactors, sulfur removal, etc.) will be evaluated based on thermal and chemical analysis. Shakedown tests will be conducted to verify proper operation of instrumentation and test hardware. A test procedure will be developed by MTI and ADL Efficiency, [***] will be key system-level measurements. Intermediate temperature, pressure and chemistry measurements will be used to establish operating characteristics of important components and subsystems. The proposed testing will be developed to support the technology advancement roadmap shown in Table 1.

Major Milestone: at the conclusion of Task 2.5, a subsystem design review will be held with DOE.

Phase 3: [***] System Integration

Task 3.1: System Design. Layout and piping drawings will be made to define physical disposition of components an interconnecting piping for integration of the stack/fuel processor subsystems in a [***] configuration. Emphasis will be placed on [***]. Integration of fuel processor control, stack control, and overall system executive control will be defined and implemented in both hardware and software. [***]. ([***] of the entire system will be carefully assessed during the ensuing test program.) The system layout will be compatible with installation at MTI's lab where electrical loading facilities with fast transient capabilities are available. Major milestone: at the conclusion of Task 3 a [***] performance and design review will be held with DOE.

Task 3.2: Stack Fabrication. The intent is that the stack tested in Task 2.5.1 will demonstrate good operating characteristics and performance and will be carried forward intact into the integrated [***] system. Any significant operating or performance deficiency will be investigated to determine the cause. If readily correctable, this will be done. If necessary, the stack may be disassembled and rebuilt with new [***] or replacement components. [***] system testing will be a much more productive development activity if the components are performing at or near their intended level.

Task 3.3: Fuel Processor Fabrication. It is also the intent that the fuel processor tested in Task 2.5.2 will demonstrate good operating characteristics and performance and will be carried forward intact into the integrated brassboard system. The same approach as described in Task 3.2 will pertain to the fuel processor.

Task 3.4: System Assembly and Test. The integrated brassboard system will be assembled and installed at MTI's facilities, which include a computer-controlled, electric load system and a test cell incorporating the safety measures required for [***] and [***]. A test plan will be developed to guide the test procedures. A start-up procedure for the integrated system will be developed to ensure that [***] is supplied to the stack at all times. [***]. Steady-state operation of the system will be perfected at gradually increasing power levels. Power transients will then be practiced at gradually increasing rate of changes.

Task 3.5: Subsystem Design Upgrade. After completing tests of the integrated [***] system and reviewing all test results, design modifications will be identified to improve system operation and performance. Design efforts will be directed toward the design target of achieving a reliable operating life of at least [***].

Task 3.5.1: Stack Upgrade. All data pertaining to operation of the CMEU will be reviewed with the supplier of the [***] units. This will include steady-state operations and efficiency over the entire operating range and transient response data. The possible merit of changing the max-efficiency design point will be discussed in the context of obtaining an efficiency curve better suited to the anticipated system duty cycle in automotive service. Any required improvements in operation of the [***] system will be noted for correction. In addition, any design modifications to facilitate integration of the [***] package will be identified. These modifications will be summarized in a modified procurement specification for an upgraded CMEU. Operation and performance data for the stack and water management and temperature control subsystems will also be reviewed, and any required upgrades made. The designs will also be reviewed with [***] manufacturing engineers for modifications to minimize manufacturing cost.

Task 3.5.2: Fuel Processor Upgrade. ADL will review the complete library of operating and performance data pertaining to the fuel processor, and identify all design modifications which may improve performance or help reduce weight or size. This will include incorporation of improved catalysts identified during parallel investigations. ADL will also incorporate design modifications from [***] manufacturability study for minimizing manufacturing cost.

Task 3.6: Endurance Test. A [***] endurance test will be conducted on the integrated [***] system, in its final configuration from Task 3.4. A computer-controlled load system will be programmed to impose a [***] that will be repeated continually during the test. [***] will also be included. Records will be maintained of any component malfunctions or system upsets which occur. Continuous records will also be kept of system power output compared to the power setpoint value.

Phase 4. [***] Prototype System Package

During Phase 4, a precommercial, prototype, [***] packaged, stand-alone system will be designed, built, and tested to demonstrate the level of achievement against the targets defined by Table 1, PRDA Appendix A.

Task 4.1: Packaged Design. A system packaged design will be developed that best implements the [***] required for start-up and operation in subfreezing ambient temperatures. This capability will be given first priority during packaged design. The level of overall packaging integration will also reflect the functional relationship between components whether or not function will be favored by contiguous location of components. Components may be grouped in two or more subpackages which might be placed in separate locations when the system is installed in an automobile. The [***] is a good example of a subpackage that could be distant from the stack. Each subpackage will be designed for the maximum compactness attainable within the constraints of the existing component designs, and the time and resources available to the program. Particular attention will be given to the design of the stack subsystem to ensure that the [***] requirements for [***] start-up are met. Influence of this requirement on the design of [***] components will be reflected by changes to those designs, if necessary. Layout design drawings for the subpackages will be produced, together with new component manufacturing drawings where necessary. To the greatest extent possible, the package will be designed to be automotive ready, compact, light, and able to run in a stand-alone or over-the-road configuration. [***] will provide an independent assessment of progress toward this goal.

Task 4.1.1: Vehicle Transient Model. This task anticipates the time when emissions test data will be taken for the final system. Those data must be presented in terms of grams/mile of the emission products, for comparison with EPA Tier II emissions limits. This can be done in one of two ways. First, [***]. The second method will be selected to avoid costs and time required to [***]. This requires the creation of a [***]. MTI will work with [***] to generate the [***] that will then be used for evaluation of transient operation and vehicle emissions. Texaco will define a likely configuration for the fuel-cell-powered vehicle and verify the model by comparison with known and measured field data.

Task 4.1.2: Manufacturing Cost Estimate. A team consisting of MascoTech manufacturing engineers, MTI manufacturing and design engineers, and auto industry specialists will develop an estimate of manufacturing cost for the prototype. Further, MTI will use the results of existing manufacturing and cost analysis from the DOE Ford Phase II program to enhance and refine the manufacturing cost estimate. MTI will provide access to the manufacturing drawings for system components. Access will also be provided to MTI's and ADL's design engineering personnel if questions arise concerning drawing requirements or the suitability of contemplated manufacturing methods.

Major milestone: at the conclusion of Task 4.1, a packaged design review will be held with DOE.

Task 4.2: Stack Fabrication. A new stack will be built for the prototype system, incorporating all design upgrades identified during Task 3.5.1. Total loading of [***]. A new CMEU will be ordered from the supplier of this equipment. All design upgrades to these machines will also be incorporated. A complete complement of new [***] subsystem components will be fabricated, reflecting design modifications defined in Task 4.1. A new set of components for the [***] subsystem will be manufactured.

Task 4.3: Fuel Processor Fabrication. Based on the results of Task 2.2, the [***] of Task 3.4, the design upgrades of Task 3.5.2, and the [***] manufacturability analysis, ADL will design and build a precommercial multifuel processor prototype for the final [***] packaged system. All improvements to catalyst designs available at this time will be incorporated. The PROX cleanup unit may be integrated into the packaged containing the balance-of the fuel processor and improved packaged integration of the afterburner/fuel vaporizer may be implemented.

Task 4.4: System Assembly. The prototype system will be assembled at MTI. All components or subassemblies will be weighed. The rectangular volume required to enclose each subassembly or component will also be determined. The subpackages will be assembled using the structural supports and brackets designed in Task
4.1. Instrumentation required for monitoring subsystem and component performance will be installed. The subpackages will be united into an overall system package enabling convenient lifting and transport via fork-lift truck. The system will then be installed in MTI's [***].

Task 4.5: System Shakedown and Tests. As in Task 3.4, a test plan will be developed for the prototype system. Fuel will be obtained from [***] in accordance with specifications previously agreed to. The start-up procedure from Task 3.4 will be used initially. Steady-state system operation will again be perfected, at gradually increasing power levels, up to the maximum attainable steady-state power. Control code may be modified to accommodate differences between the [***] and prototype systems. Data will be taken at steady-state conditions to define heat and mass balance and energy efficiency data for the system. Performance data will be taken to define a plot of system efficiency versus net power from idle to the peak power point of [***]. System [***] at steady-state conditions will again be closely observed. Specific power and power density will be defined using the max power obtained during these tests. The summation of subassembly or component weights and volumes determined during Task
4.4 will be used in this determination of specific power and power density. Power transients will then be practiced, at gradually increasing rates. Measurements of fuel-gas CO content during power transients will be made to verify proper control of fuel processor operation during these events. Up-power transients from [***] power will be practiced, and the control code developed to achieve a transient response [***] for this transient event. The start-up sequence will then be developed by trials of successive modifications to the code, with intent to achieve [***]. Finally, observations will be made to determine whether or not the full system inventory of [***] is returned to the reservoir during shutdown. Any [***] that prevent this will be changed to ensure proper [***]. System provisions for [***] will be checked at room temperature for functionality.

Task 4.6: Qualification Test and Delivery. The subcontract to Texaco's Beacon Laboratory cited under Task 4.1.1 will include performance of a qualification test at their site. The prototype packaged system will be shipped there, installed in a test cell, and connected to both a computer-controlled electric loading system and emissions-measuring equipment. Steady-state tests will be performed at [***] net output to verify the energy efficiency determinations made during Task 4.5. Transient runs from [***] power will also be performed to confirm the transient response data taken in Task 4.5. Simulated Federal Test Procedure (FTP) urban driving cycles and highway fuel economy cycles will be performed. The fuel cell vehicle model created in Task 4.1.1 will be used to simulate EPA driving cycles to generate fuel economy and emissions results that can be stated in terms of mpg and g/mile of emissions products. The FTP for these tests includes a [***]. This will initially be done at [***] ambient temperature. Additional [***] tests will be performed to determine [***].Upon demonstration to DOE, the packaged fuel cell system will be delivered to DOE for a 12-month test period.

Project Management. The project management task (Task 5. 1) will ensure that MTI provides the required monthly technical and financial reports (Task 5.2) to DOE and a final project report (Task 5.3) containing data from the work performed according to the project tasks along with analyses and conclusions based on these data.

e. Performance Schedule

Table 7 presents the performance schedule for the proposed 30-month program.

f. Related Research or R&D

The unlimited potential of fuel cells as a low-cost, clean power source has created a fast-paced, competitive environment with many R&D opportunities. Much of this research is directly relevant to Topic 1 and some of the most significant advances have been made by MTI and ADL. A summary of a portion of this experience is presented in Table 8.

g. Key Personnel and Bibliography of Directly Related Work

The key MTI personnel are Dr. William Ernst, Principal Investigator; John Meacher, MTI Program Manager; Dr. Wayne Huang, Electrochemistry; Dr. Manmohan Dhar, System Modeling/Analysis; Daniel Jones, System Design and Test Engineer; and Gary Antonelli, Manufacturing Cost Analysis. Dr. Ernst has successfully initiated and directed over $120 million in research programs during his 35-year career. His most relevant research spans five years of fuel cell development programs, including the DOE Ford Direct Hydrogen PEM Fuel Cell Phase I and II programs. Dr. Ernst received a Ph.D. in aeronautical engineering from RPI, holds one patent and has six patent disclosures pending. A frequent speaker, reviewer, and attendee at national and international fuel cell conferences and workshops (1996 Fuel Cell Seminar, NASA Space 2000 Conference, Electric & Hybrid Vehicle Technology'95), he also served as a panelist on several fuel cell program reviews. Mr. Meacher has over 35 years of experience in power systems development, specializing in heat transfer analysis, heat exchanger design, and system integration. He has managed several of MTI's fuel cell development projects and specializes in simplification of complex power systems. He received a B.S. (mechanical engineering) from Texas A&M University. Dr. Huang has over six years experience in the design of high-performance catalysts, material characterization, electrocatalysis, and hands-on experience with single-cell and prototype fuel cell stacks from 5cm/2/ to 320 cm/2/. A former staff scientist at LANL and senior researcher at the DMFC research hub at the Illinois Institute of Technology, he has a Ph.D in analytical chemistry from the Ohio State University. Relevant publications by Dr. Huang include: "Preparation of Nanoscale Platinum (0) Clusters in Glassy Carbon and Their Catalytic Activity," Chem. Materials 5 (1993) 1727-38; "A New Composite Electrolyte System for Direct Methanol Fuel Cells," submitted to J. Phys Chem.; "The Structural Evolution of Carbon Supported Fuel Cell Catalysts Studied by in-situ X-ray Absorption Fine Structure Spectroscopy," submitted to Carbon; "Oxygen Reduction on Modified Glassy Carbon Electrodes in Alkaline Solution," submitted to J. Electroanal. Chem; and "Iron Doped Glassy Carbon: Synthesis, Characterization and Electrochemical Behavior," Abstract 57, Pittsburgh Conference, March 1993. Dr. Dhar has over 20 years experience in the modeling, analysis, and integration of complex power systems and performed the analytical work for the proposed preliminary system design. He has a Ph.D. (mechanical engineering) from Purdue University. Mr. Jones has 12 years of experience as a design and test engineer and is performing this role on the DOE Ford program. He has an M.S. in mechanical engineering from MTI. Mr. Antonelli has more than 25 years experience as a manufacturing engineer and most recently reduced MTI's fuel cell plate manufacturing costs by a factor of 3. He holds a B.S. in mechanical engineering from Union College.



The key ADL personnel are Jeffrey Bentley, ADL Program Manager; Gus Block, Testing Support; James Cross, System Modeling; Bo He, Test Setup; William Mitchell, System Integration; Brian Norwicki, Data Analysis; Robert Weber, PROX development. Mr. Bentley will serve as the primary ADL interface with MTI. He has 15 years experience in managing complex, multimillion-dollar development programs. Mr. Block specializes in testing support/data acquisition for alternative energy systems, specifically hydrogen, and Mr. Cross performs system modeling with experience in chemical engineering analysis, energy systems modeling, and natural gas technologies. Mr. He supports test setup with experience in energy systems and emission control, process engineering, product development, and cost analysis. Mr. Mitchell specializes in system integration, with 7 years experience in advanced power systems, fuel cell technology and fuel processing, Mr. Norwicki performs data collection/analysis with experience in gas composition sampling techniques, and Mr. Weber specializes in PROX development/catalyst formulation with experience in catalyst characterization, chemical kinetics measurements, and chemical reaction engineering.

Key personnel from other subcontractors are: Peter Liiva, Texaco; Richard Johnson and Vince Stempien of Masco. Mr. Lilva received an M.S.M.E. from Pennsylvania State University and has worked at Texaco since 1991 on various projects ranging from partial oxidation speciation studies to vehicle emissions and performance. He conducts electric vehicle performance testing and provides guidance to executive staff on advances in alternate fuels. A regular participant in DOE working group meetings and an organizer of technical sessions at industry conferences, Mr. Liiva is the author of numerous technical papers, Mr. Johnson is the Director of Research and Development for the Masco Corporation, and was previously employed for 33 years by the Chrysler Corporation in various engineering and management positions. He has an M.A.E. from the Chrysler Institute of Engineering. Mr. Stemplen, Director of Engineering at MascoTech, has been involved in the design, development, introduction, and manufacturing of new products with Tier 1 suppliers to the automotive market for 20 years. His manufacturing experience includes stamping, roll forming, stretch bending, fabrication, welding, finishing and assembly of light-gage stainless steel parts as well as production of TIG-welded stainless steel tubing.


[Chart ("Table 7") describing performance schedule and tasks is omitted pursuant to Rule 406 under the Securities Act and has been filed separately with the Securities and Exchange Commission.]

[Chart ("Table 8") lists MTI and ADL Related Research, as set forth below:

Table 8. MTI and ADL Related Research

     Program                           Benefit to Proposed Program

MTI

Ford Motor Co.            . Demonstrated 10-kWe PEM fuel cell (power density
                            (greater than) 7.1 lb/kW, MEA performance (less than) 850 mA/cm/2/, (greater than) 0.17 mg/cm/2/ Pt loading. Cost projections for automotive volumes of S28/kW for materials.
                          . Developing 50-kWe PEM fuel cell power system for
                            automotive application with such advanced components as improved CMEU and lightweight and low-pitch reactant plates suitable for automated manufacturing.
                          . Innovative modular power system concept similar to
                            ICE concept enables compact system construction and facilitates system maintenance and stack module replacement.

DOE                       . Developing and fabricating innovative CO and N/2/
                            separation membranes using metal deposition techniques in collaboration with the Center for Advanced Technology at the State University of Albany.

NY State Energy Authority . Developed basic fuel cell technology including internal humidification.

MTI IR&D                  . Advanced component development: reformate-tolerant
                            catalysts, alternative reactant plate designs.
                          . Extensive investment in new facilities for fuel cell
                            manufacture and test.
                          . Design for manufacturability: cost-effective plate
                            fabrication processes similar to auto industry techniques.
                          . Investigation of material interactions to
                            eliminate formation of performance-degrading oxides on metallic plates.

ADL

DOE                       . Development of advanced fuel processing and hydrogen
                            storage technologies.
                          . Technical/market analysis of fuel cell applications
                            in building cogeneration.
                          . Development of commercialization policies.
                          . Role of fuel cells in New Generation Vehicle
                            strategy.

Ford Motor Co.            . Analyzed fuel chain efficiency and emissions for
                            alternative-fueled vehicles.
                          . Assessed investment cost of different
                            alternative-fuel infrastructures.

General Motors            . PROX development.

U.S. Tier 1 Auto.         . Developed POX reformer capable of operation on
  Supplier                  petroleum fuels.
                          . Developing a high-efficiency scroll
                            compressor/expander for fuel cell vehicles.

European Truck            . Designed fully integrated auxiliary power unit for
  Manufacturer              heavy-duty truck based on PEM technology.
                          . Performed HAZOP analysis to identify and address any
                            safety concerns.

Industrial Gas            . Developing advanced natural gas fuel processing
  Manufacturer              technology.
                          . Refinement of complete system integration.

NREL                      . Assessed state of the art for polymer electrolyte
                            fuel cells worldwide for transportation
                            applications.


h. Facilities/Equipment

MTI has made an aggressive investment to design, install, and commission more than 4,000 ft/2/of new facilities to support the development, manufacture, and test of PEM fuel cell stacks and components. These include a 300 ft/2/ environmentally controlled stack assembly facility and a 600 ft/2/ chemical processing room for MEA preprocessing. Recently commissioned facilities include a 1700 ft/2/ facility for automated MEA and GDL manufacturing, a fully instrumented 600 ft/2/ CMEU test facility, and an 800 ft/2/ power system test facility certified for hydrogen and multifuel use and equipped with automated control and data acquisition systems and 70-kW, electrical load bank capability for real-time monitoring of 100 channels of stack data under LabView control. Other available equipment includes computerized stack test stations for 1-kW and 10-kW stacks, small cell test stations for MEAs, GDLs, and membranes as well as complete machine shop, quality control inspection, and electronics fabrication and testing facilities. A complete array of design and analysis tools are also available including AutoCAD, ProEngineer, ANSYS, and numerous proprietary codes for analysis of rotating equipment, fuel cells, stacks, and systems including control-level automotive simulations. Further, in 1998, MTI will complete a state-of-the-art fuel-flexible test facility for integrated power systems complete with reformate analysis capability. MTI owns and will make available these extensive fuel cell development facilities and equipment to support the proposed research.

The ADL fuel processor test facility is a 1500 ft/2/ pilot plant equipped with liquid and gaseous fuel supply systems, continuous gas sampling and composition monitoring equipment, fuel cell load banks and support system, and the ability to simultaneously measure 50 channels of performance data at 10-Hz sample frequency. ADL also has a 13,300 ft/2/ facility for manufacturing and prototype development that is equipped with computer-aided data acquisition equipment, vacuum equipment, mass spectrometer leak detectors, and an assembly area as well as a fully-equipped precision metrology laboratory. The analytical chemistry facilities at ADL are equipped with instrumentation for organic and inorganic species analysis; computerized gas chromatography and nondispersive infraredCo2analyzer for CO, C02, N2 , and a range of HC species; computerized mass spectrometers; Fourier transform infrared spectrometers, liquid chromatographs, atomic absorption and plasma emission spectrometers; thermal analyzers X-ray fluorescence and diffraction spectrometers; and scanning and transmission electron microscopes. ADL researchers also have available a full complement of computer-aided design and analysis tools including ProEngineer and ComputerVision for mechanical design and engineering and Algor's Supersap, ACSL, MathCad, Mathematica, and PAPST and APES3D. To support its core competencies in fuel development and related refinery processing, the Texaco Beacon Laboratory has extensive resources for power plant and emissions testing, including more than 50 engine dynamometer test stands, 9 vehicle chassis dynamometers, and a staff of automotive engineers. Driven by strict pollution control regulations and a desire to develop new, environmentally friendly products, Texaco has also invested in and developed state-of-the-art emission diagnostics such as rapid sampling systems and in-cylinder laser diagnostics. Masco Corporation, through its Research Center and MascoTech Industrial Components, has a full complement of facilities appropriate for a $2-billion automotive industry Tier 1 supplier. Specifically, with respect to stack and system manufacture, most types of light-gage stainless steel sheet stack and tubing processing equipment are in use at their facilities. The Research Center and several Masco, divisions have full experimental, analytical, and engineering capabilities appropriate for product development. Further, their management and staff are thoroughly familiar with all aspects of the supply of high-volume automotive components.

I. Consultants, Subcontractors, and Teaming Partners

Three subcontractors will support MTI in the conduct of the proposed program:
ADL, MascoTech, and Texaco. ADL will develop a [***] fuel processor; MascoTech will review candidate component designs for manufacturability, propose productivity improvements, and prepare comparative cost estimates; Texaco will assist ADL in the evaluation of the integrated fuel processor and will support MTI by performing transient and emission tests of the packaged [***] system and [***].

MTI has well established working relationships with all of its subcontractors. MTI and ADL have worked together since 1995 on the integration of PEM fuel cell and reformer technology and have a memorandum of understanding dating from 1996 for application of this technology to specific stationary power systems. As a former major stockholder in MTI, Masco has maintained a close business relationship with MTI for more than 30 years. MTI will work with MascoTech, a Tier 1 automotive supplier, and one of their subsidiaries, MascoTech Industrial Components, a manufacturer of stainless steel sheet and tube products. Their knowledge of state-of-the-art manufacturing processes and industry practices will help achieve manufacturing cost goals and provide a pathway to inclusion of other automotive-volume manufacturers in the PNGV program. Through our association with ADL, MTI has begun working with Texaco's Beacon Laboratory. Texaco brings an intimate knowledge of fuels, emissions, and EPA test procedures, as well as extensive test facilities with transient test data acquisition equipment and a fully equipped cold test facility. In addition to these subcontractors, MTI will also solicit support from several qualified U.S. suppliers: Courtauld (carbon composites), Gore (membrane), Hoechst Celanese (ultra-low-cost membrane, adhesives, conducting plastics), C. B. Kaup (metal forming), and Manning (carbon materials). MTI has existing business and/or proprietary agreements in place with these and other suppliers.

j. Similar Financial Assistance Applications, Proposals, or Awards

None.

                                              Mechanical Technology Incorporated

          SPECIAL TERMS AND CONDITIONS FOR FINANCIAL ASSISTANCE AWARDS
          ------------------------------------------------------------

The requirements of this attachment take precedence over all other requirements of this award found in regulations, the general terms and conditions, DOE orders, etc., except requirements of statutory law. Any apparent contradiction of statutory law stated herein should be presumed to be in error until recipient has sought and received clarification from the Contracting Officer.

1. PAYMENT OFFICE
   --------------

CR-54/CHO Account Payable Division U. S. Department of Energy P.O. Box 500 Germantown, MD 20874-0500

2. FINANCE OFFICE
   --------------

U. S. Department of Energy Chicago Operations Office Financial Services Group 9800 South Cass Avenue Argonne, Illinois 60439

3. PAYMENT - Advance Payment under this award will be made by:
   -------

[ ]  Department of Health & Human Services (DHHS) Payment Management System
     (PMS), formerly DOE Letter of Credit.

The recipient shall request cash only as needed for immediate disbursements, shall report cash disbursements in a timely manner, and shall impose the same standards of timing and amount, including reporting requirements, on secondary recipients.

[X]  Treasury Check

An original Request for Advance or Reimbursement, SF 270, shall be submitted as necessary to the Payment Office specified in Section 1. above, and one copy of the SF 270 shall be submitted to the Contract Specialist specified in Block 12 of the Notice of Financial Assistance Award (DOE F 4600.1). The timing and amount of advances shall be as close as is administratively feasible to the actual disbursements. Such requests shall not be made in excess of reasonable estimates of cash outlays for a 30 day period.

An electronic funds transfer will be accomplished if the Finance Office has an Automated Clearing House (ACH) Vendor Miscellaneous Payment Enrollment Form on file for your organization.



                                              Mechanical Technology Incorporated


4. DECONTAMINATION AND/OR DECOMMISSIONING D&D COSTS
   ------------------------------------------------

 Notwithstanding any other provisions of this Agreement, including but not limited to FAR 31.205-31, when applicable, as incorporated by Financial Assistance Rule 600.127(a), the Government shall not be responsible for or have any obligation to the recipient for (i) Decontamination and/or Decommissioning (D&D) of any of the Recipient's facilities, or (ii) any costs which may be incurred by the Recipient in connection with the D&D of any of its facilities due to the performance of the work under this Agreement, whether said work was performed prior to or subsequent to the effective date of this Agreement.

5. FEDERALLY-OWNED PROPERTY
   ------------------------

If you acquire federally-owned property under this award whether fabricated, furnished or purchased With Capital Equipment Funds, then a listing of such property shall be submitted on DOE F 4300.3, Summary Report of DOE-Owned Plant & Capital Equipment, to the Contracting Officer within 30 days after February 28 of each year and within 30 days after the project period ends. The report must separately identify items which were fabricated, furnished, or purchased with Capital Equipment funds under this award.

6.   PURCHASE OF AMERICAN-MADE EQUIPMENT AND PRODUCTS - SENSE OF CONGRESS -
     ----------------------------------------------------------------------
     FISCAL YEAR 1998
     ----------------

It is the sense of the Congress that, to the greatest extent practicable, all equipment and products purchased with funds made available under this award should be American-made.

7. NOTICE REGARDING UNALLOWABLE COSTS AND LOBBYING ACTIVITIES
   ----------------------------------------------------------

Recipients of financial assistance are cautioned to carefully review the allowable cost and other provisions applicable to expenditures under their particular award instruments. If financial assistance funds are spent for purposes or in amounts inconsistent with the allowable cost or any other provisions governing expenditures in an award instrument, the government may pursue a number of remedies against the recipient, including in appropriate circumstances, recovery of such funds, termination of the award, suspension or debarment of the recipient from future awards, and criminal prosecution for false statements.

Particular care should be taken by the recipient to comply with the provisions prohibiting the expenditure of funds for lobbying and related activities. Financial assistance awards may be used to describe and promote the understanding of scientific and technical aspects of specific energy technologies, but not to encourage or support political activities such as the collection and dissemination of information related to potential, planned or pending legislation.

8. ADDITIONAL PROVISIONS
   ---------------------

If the appropriation symbol contained in Block 14.a. of the Notice of Financial Assistance Award for this award is listed below, paragraph 8.a. is applicable to this award, otherwise paragraph 8.b. applies:

89X0213.91      8990216.91      89M0216.91      89M0217.91      89X9219.91
89X0215.91      8900216.91      89X0216.91      89X0218.91      89M0219.91
89X0214.91      8910216.91      8990217.91      89M0218.91      89X0235.91

   a. Department of Interior Appropriations Act Funding:
      --------------------------------------------------

      1. Lobbying Restriction
         --------------------

         The contractor or awardee agrees that none of the funds obligated on this award shall be made available for any activity or the publication or distribution of literature that in any way tends to promote public support or opposition to any legislative proposal on which Congressional action is not complete. This restriction is in addition to those prescribed elsewhere in statute and regulation.

      2. Compliance With Buy American Act
         --------------------------------

         In accepting this award, the recipient agrees to comply with sections 2 through 4 of the Act of March 3, 1933 (41 U.S.C. 10a-10c, popularly known as the "Buy American Act"). The recipient should review the provisions of the Act to ensure that expenditures made under this award are in accordance with it.

  b. Energy & Water Development Appropriations Act Funding:
     ------------------------------------------------------

     Lobbying Restriction
     --------------------

         The contractor or awardee agrees that none of the funds obligated on this award shall be expended, directly or indirectly, to influence congressional action on any legislation or appropriation matters pending before Congress, other than to communicate to Members of Congress as described in 18 U.S.C. 1913. This restriction is in addition to those prescribed elsewhere in statute and regulation.


                                              Mechanical Technology Incorporated


9. REPORTING
   ---------

Failure to comply with the reporting requirements contained in this award will be considered a material noncompliance with the terms of the award. Noncompliance may result in a withholding of future payments, suspension or termination of the current award, and withholding of future awards. A willful failure to perform, a history of failure to perform or of unsatisfactory performance of this and/or other financial assistance awards, may also result in a debarment action to preclude future awards by Federal agencies.

10. PARTIAL FUNDING
    ---------------

This cooperative agreement is partially funded on a cost reimbursement basis without fee or profit. The total estimated cost of the project to be conducted during the current budget period is $14,904,564.00 of which the estimated cost to DOE is $11,178,423.00 and the estimated cost to the Participant is $3,726,141.00. The Cumulative DOE Obligation for the current budget period is $3,601,816.00 and, subject to the availability of additional funds, DOE anticipates obligating an additional $7,576,607.00 hereunder for the current budget period. The Participant shall not be obligated to continue performance of the project beyond the total of: (a) the amount of funds set forth as the Cumulative DOE Obligation for the current budget period in Block 16.b.(I) of the face page, (b) the amount, if any, set forth as DOE Funds Authorized for Carry Over in Block 16.a.(2) of the face page, and (c) the amount of the Participant's corresponding obligation for the current budget period, viz., $1,200,563.00; provided, however, that once the Cumulative DOE Obligations for the current budget period have been increased by DOE to $11,178,423.00, the Participants obligation for the current budget period shall be increased to a total of $3,726,141.00, and the Participant shall be expected to bring the project (covered by the current budget period) to its conclusion within the amount of $14,904,564.00, and there is no commitment by DOE to provide any additional funding to the Participant. This cooperative agreement is subject to a refund of unexpended funds to DOE.

ADDITIONAL SPECIAL PROVISIONS

TABLE OF CONTENTS

CLAUSE    SUBJECT                                                           PAGE
------    -------                                                           ----
I.        Cost Share Contributions  .......................................   1

2.        Indirect Cost Applied to Teaming Partners' Costs ................   1

3.        Fee  I ..........................................................   1

4.        Adequate Recognition ............................................   1

5.        U.S. Competitiveness ............................................

5.        Statement of Substantial Involvement ............................   2

6.        Technical Direction .............................................   3

                          ADDITIONAL SPECIAL PROVISIONS

1. COST SHARE CONTRIBUTIONS
   ------------------------

It is the intention of the Government and the Participant to share the allowable and allocable costs of performance of the work during this Agreement as set forth herein.

The Government's contribution and support for this Agreement during the project period September 30, 1997 through March 31, 2000 will be $11,178,423.00.
The Participant will contribute $3,726,141.00 toward the aforementioned budget period. It is the intention of the Government and the Participant to share the total allowable and allocable costs of performance during the project period on a 75.0 percent (Government) and 25.0 percent (Participant) based on total cost of the project, see Block No. 16a.(6) of the Notice of Financial Assistance Award, face page. It is understood by the parties that the DOE share of this budget period is $11,178,423.00 and no additional Federal funding will be provided notwithstanding the total cost of the project at completion. The cost sharing formula zero percent (Government) and 100 percent (Participant) shall apply to any increase in the Total Approved Budget.

2. INDIRECT COST APPLIED TO TEAMING PARTNERS' COSTS
   ------------------------------------------------

Notwithstanding applicable cost principals, and allowable and allocable costs for performance of the work under this Agreement, indirect costs charged by the Participant to subaward(s) (Teaming Partners) shall not exceed 5% of the subaward total costs. Any indirect costs above the ceiling restriction shall be unallowable and shall be absorbed by the Applicant without reimbursement by the Government under any other Government contract, financial assistance or any subcontract under any other Government prime contract or financial assistance.

3. FEE
   ---

No fee shall be paid to the Recipient or any subaward for performance under this Agreement.

4. ADEQUATE RECOGNITION
   --------------------

It is agreed that the Participant shall obtain adequate recognition of the United States support for the technology developed under this cooperative agreement in any contracts, licenses, or other agreements which involve the transfer to foreign entities of the fuel cell technology developed in whole or in part at Government expense. The Participant agrees to notify and obtain concurrence from the Assistant Secretary for Energy Efficiency and Renewable Energy or designee in writing of the adequate recognition obtained prior to entering into any such contracts, licenses, or other agreements. The Awardee shall not enter into any such contracts, licenses, or other agreements without the concurrence of the Assistant Secretary for Energy Efficiency and Renewable Energy or designee. The determination of whether to grant such concurrence shall be at the sole discretion of the Assistant Secretary for Energy Efficiency and Renewable Energy or designee and is not subject to litigation under 10 CFR
(S)600.22, Disputes and Appeals. The determination shall be in writing and shall be furnished to the Awardee by the Contracting Officer. Examples of such an adequate recognition could include: (1) a commitment to manufacture in the U.S.A.; (2) a requirement to reimburse the U.S. Government for its R&D costs; and/or (3) a commitment to jointly sponsor the R&D program.

5. U.S. COMPETITIVENESS
   --------------------

The Contractor agrees that any products embodying any waived invention or produced through the use of any waived invention will be manufactured substantially in the United States, unless the Contractor can show to the satisfaction of DOE that it is not commercially feasible to do so. The Contractor further agrees to make the above condition binding on any assignee or licensee or any entity otherwise acquiring rights to any waived invention, including subsequent assignees or licensees. Should the Contractor or other such entity receiving rights in any waived invention undergo a change in ownership amounting to a controlling interest, then the waiver, assignment, license, or other transfer of rights in the waived invention is suspended until approved in writing by DOE.

6. STATEMENT OF SUBSTANTIAL INVOLVEMENT
   ------------------------------------

The Department of Energy (Department, DOE) will be substantially involved in all Tasks of the Statement of Work. The Department will collaborate with the participant in evaluating, accepting, and achieving the milestones for research as proposed by the respondent.

The Department will provide technical direction to the overall program, as well as the individual program elements as it is determined to be necessary and appropriate by DOE. The Department will participate during the full duration of the project, and will have continuing rights to conduct ongoing negotiations with the participant regarding the technical direction of the work conducted under this Agreement. The Department staff members will attend meetings and participate in the formation and direction of scope of the key development activities. The DOE Project Officer will participate in the development, review and approval of all proposed statements of work, including subcontractor statements of work, prior to the execution of any subcontract. The Department will review technical progress reports and provide input to these reports as deemed necessary. In addition, the Department will have the right to have National Laboratories or selected private organizations perform independent tests and evaluations of the cooperative agreement's deliverables, thus providing an additional measure of technical progress.

The Department may collaborate with the participant in the allocation of funds budgeted for this Agreement. Further, as work progresses, funding needs may change and depending upon availability of funds, the Department may collaborate with the participant to reallocate funds budgeted between the different programs and projects.

The Department will thus be actively monitoring all phases of the participant's research and development activities, including participation in the participant's reviews of its contractor's activities and review of the contractor's reports to the participant. The Department will actively participate in the participant's process of reviewing and approving each phase of the proposed programs and projects.

The substantial involvement by the Department under this Agreement will remain in effect for the term of the cooperative agreement award unless otherwise amended in writing by the Contracting Officer. Moreover, this statement of substantial involvement by the Department does not increase the Department of Energy's liability under the Agreement award.

7. TECHNICAL DIRECTION
   -------------------

A. The work to be performed by the Participant under this Cooperative Agreement is subject to the surveillance and written Technical Direction of a "DOE Project Officer," identified in block 11 of the face page. The term "Technical Direction" is defined to include, without limitation, the following:

1. Directions to the Participant which redirects the work effort, shifts work emphasis between work areas or tasks, require pursuit of certain lines of inquiry, fill in details or otherwise provide technical guidance to the Participant in order to accomplish the tasks and requirements stated in the Statement of Work as contained in the agreement.

2. Provision of information to the Participant which assists in the interpretation of drawings, specifications or technical portions of the Statement of Work as contained in the Agreement.

3. Review and, where required by the Cooperative Agreement, approval of technical reports, drawings, specifications or technical information to be delivered by the Participant to DOE under the Cooperative Agreement.

4. The DOE Project Officer shall monitor the Participant's performance with respect to compliance with the requirements of this Cooperative Agreement.

B. Technical direction and management surveillance shall not impose tasks or requirements upon the Participant additional to or different from the tasks and requirements stated in the Statement of Work of this Agreement. The Technical Direction to be valid:

1. Must be issued in writing consistent with the tasks and requirements stated in the Statement of Work of this Agreement; and

2. May not:

a. constitute an assignment of additional work outside the tasks and requirements stated in the Statement of Work of this Agreement;

b. in any manner cause an increase or decrease in the total estimated project cost or the time required for project performance;

C. change any of the expressed terms, conditions or specification of the Cooperative Agreement; or

d. accept non-conforming work.

C. The Participant shall proceed promptly with the performance of Technical Directions duly issued by the DOE Project Officer in the manner prescribed by paragraph B. above and which are within his authority under the provisions of paragraph A. above; provided, however, that the Participant shall immediately cease the performance of any Technical Direction upon receipt of a written instruction to that effect from the Contracting Officer.

D. If in the opinion of the Participant any Technical Direction issued by the DOE Project Officer is within one of the categories as defined in B.2. (a) through (d) above, the Participant shall not proceed but shall notify the Contracting Officer in writing within five working days after the receipt of any such Technical Direction and shall request the Contracting Officer to rescind such direction or mutually agree to modify the agreement accordingly.

E. The only persons authorized to give Technical Direction to the Participant under this Agreement are the Contracting Officer and any "DOE Project Officer" as listed in Block 11 of the face page. Any action taken by the Participant in response to any direction given by any person other than the Contracting Officer or DOE Project Officer shall not be binding upon the Government.

                                              Mechanical Technology Incorporated

                           U.S. Department of Energy
                    FEDERAL ASSISTANCE REPORTING CHECKLIST

1.  Identification Number:  DE-FC02-97EE50472

2.  Program/Project Title:  Integrated Power System for Transportation

3.  Recipient:  Plug Power, LLC
                Pl William D. Ernst

4.  Reporting Requirements:                                               Frequency      No. of Copies      Addressees
                                                                          ---------      -------------      ----------
PROGRAM/PROJECT MANAGEMENT REPORTING                                                                      See Block 5 below

[x]  DOE F 4600.3, "Federal Assistance Milestone Plan"                        Y           Orig + 2        Orig C & 2 cy to D

[x]  DOE F 4600.3A, "Milestone Log"                                           M           Orig + 2        Orig C, & 2 cy to D

[x]  DOE F 4600.4, "Federal Assistance Budget Information"                    A           Orig + 2        Orig B, C, & D

[x]  Program Management Plan, (See Attachment 1)                              Y           Orig + 4        Orig + 1cy C & 3 to D

[x]  DOE F 4600.6, "Federal Assistance Program/Project Status Report"         M           Orig + 2        Orig C, & 2 cy to D

[x]  SF-269A, "Financial Status Report" Long Form                             M           Orig + 2        Orig B, C, & E

TECHNICAL INFORMATION REPORTING

[x]  Biweekly Technical Progress Report                                   Every Other       FAX           FAX to C and D below
                                                                             Week

[x]  Technical Progress Report**                                              Q           Orig + 4        Orig + 1cy C, 3 D

[x]  Topical Report**                                                         A           Orig + 4        Orig + 1cy C, 3 cy D

[x]  Final Technical Report**                                                 F           Orig + 4        Orig + 1cy B, 2 C, 1 D

[x]  Review Meeting/Meeting Agenda--10 days prior to any meeting.             Q           Orig + 2        Orig C, & 2cy to D

FREQUENCY CODES AND DUE DATES:

A  -  As Necessary; within 5 calendar days after events.

F  -  Final; 90 calendar days after the performance of the effort ends.

Q - Quarterly; within 30 days after the end of calendar quarter or portion thereof.

O  -  One time after project starts; within 30 days after award.

X - Required with proposals or the application or with significant planning changes.

Y  -  Yearly; 30 days after the end of program year. (Financial Status Reports
      90 days).

S  -  Semiannually; within 30 days after end of program fiscal half year.

Special Instructions:

** All scientific, technical documents, and technical reports i.e. monthly, quarterly, annual progress reports, periodic scientific, topical, final report, and conference papers shall be submitted with 2 copies of DOE Form 1332.15, Recommendations for the Announcement and Distribution of
                  --------------------------------------------------------
    Department of Energy (DOE) Scientific and Technical Information (STI).
    ---------------------------------------------------------------------

MAIL REPORTS TO:  Original--Contracting Officer
                            U.S. Department of Energy
                            Chicago Operations Office
                            9800 South Cass Avenue
                            Argonne, Illinois  60439

JoAnn Milliken, EE-32         D. Walt Podolski
Department of Energy             Argonne National Laboratory
1000 Independence Ave.           Building No. 205
Washington, DC  20585-0121       Argonne, Illinois  60439
FAX: (202) 586-9811              FAX:  (630) 252-4176

E. Financial Service Group
   Department of Energy
   9800 S. Cass Avenue
   Argonne, Illinois  60439

--------------------------------------    --------------------------------------
Prepared by: (Signature and Date)         Reviewed by: (Signature and Date)

         /s/ Donna Lee Ho    12/22/97
--------------------------------------    --------------------------------------

                                    Replaces

               Clause No. 04., 48 C.F.R. 952.227-13 Patent Rights

52.227-12 Patent Rights - Waiver (JUL 1996), as modified by 10 C.F.R. 784, DOE

Patent Waiver Regulations

PATENT RIGHTS - WAIVER (JUL 1996)

(a) Definitions. As used in this clause:

"Background patent" means a domestic patent covering an invention or discovery which is not a Subject Invention and which is owned or controlled by the Contractor at any time through the completion of this contract: (i) Which the Contractor, but not the Government, has the right to license to others without obligation to pay royalties thereon, and (ii) Infringement of which cannot reasonably be avoided upon the practice of any specified process, method, machine. manufacture or composition of matter (including relatively minor modifications thereof) which is a subject of the research, development, or demonstration work performed under this contract.

"Contract" means any contract, grant, agreement, understanding, or other arrangement, which includes research, development, or demonstration work, and includes any assignment or substitution of parties.

"DOE Patent Waiver regulations" means the Department of Energy patent waiver regulations at 10 CFR Part 784.

"Invention" as used in this clause, means any invention or discovery which is or may be patentable or otherwise protectable under Title 33 J5 of the United States Code or any novel variety of plant that is or may be protectable under, the Plant Variety Protection Act (7 U.S. 2321 et seq.)

"MADE" when used In relation to any invention means the conception or first actual reduction to the practice of such invention.

Nonprofit Organization means a university or other institution of higher education or an organization of the type described in section .501(c)(3) of the Internal Revenue Code of 195426 U.S.C. 501(c) and exempt from taxation under section 301(a) of the Internal Revenue Code (26 U.S.C. 501 (a)) or any nonprofit scientific or educational organization qualified under a state nonprofit organization statute.

Patent Counsel means the Department of Energy Patent Counsel assisting the procuring activity.

Practical application means to manufacture, in the case of a composition or product; to practice in the case of a process or method, or to operate, in the case of a machine or system: and, in each case, under such conditions as to establish that the invention is being utilized and that its benefits are, to the extent permitted by law or Government regulations, available to the public on reasonable terms.

Secretary means the Secretary of Energy.

Small business firm means a small business concern as defined at Section 2 of the Pub. L. 85-536 (15 U.S.C. 632) and implementing regulations of the Administrator of the Small Business Administration. For the purpose of this clause, the size standards for small business concerns involved in Government procurement and subcontracting at 13 CFR 121.3-8 and 13 CFR 121.3-12, respectively, will be used.

Subject invention means any invention of the Contractor conceived or first actually reduced to practice in the course of or under this contract, provided that in the case of a variety of plant, the date of determination (as defined in section 4 1 (d) of the Plant Variety Protection Act (17 U.S.C. 21,10 1 (d)) must also occur during the period of contract performance.

(b) Allocation of principal rights. Whereas DOE has granted a waiver of rights to subject inventions to the Contractor, the Contractor may elect to retain the entire right, title, and interest throughout he world to each subject invention subject to the provisions of this clause and 35 U.S.C. (S)(S)202 and 203. With respect to any subject invention in which the Contractor elects to retain title, the Federal Government shall have a nonexclusive, nontransferable, irrevocable. paid-up license to practice or have practiced for or on behalf of the United States the subject invention throughout the world.

(c) Invention disclosure, election of title, and filing of patent applications by Contractor.

(1) The Contractor shall disclose each subject invention to the Patent Counsel within six months after conception or first actual reduction to practice, whichever occurs first in the course of or under this contract, but in any event, prior to any sale, public use, or public disclosure of such invention known to the Contractor. The disclosure to the Patent Counsel shall be in the form of a written report and shall identify the inventors and the contract under which the invention was made. It shall be sufficiently complete in technical detail to convey a clear understanding, to the extent known at the time of the disclosure, of the patent, operation, and physical, chemical, biological, or electrical characteristics of the invention. The disclosure shall also identify any publication, on sale, or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure.
In addition, after disclosure to the Patent Counsel, the Contractor shall promptly notify the Patent Counsel of the acceptance of any manuscript describing the invention for publication or of any or, sale or public use planned by the contractor.

(2) The Contractor shall elect in writing whether or not to retain title to any such invention by notifying the Patent Counsel at the time of disclosure or within 8 months of disclosure, as to those countries (including the United States), in which the Contractor will retain title;

provided, that in any case where publication, on sale, or public use has initiated the 1-year statutory period wherein valid patent protection can still be obtained in the United States, the period of election of title may be shortened by the Agency to a date that is no more than 60 days prior to the end of the statutory period. The Contractor shall notify the Patent Counsel as to those countries (including the United States) in which the Contractor will retain title not later than 60 days prior to the end of the statutory period.

(3) The Contractor shall file its United States patent application within 1-year after election, but not later than at least 60 days prior to the end of any statutory period wherein valid patent protection can be obtained in the United States after a publication, on sale, or public use. The Contractor shall file patent applications in additional countries (including the European Patent Office and under the Patent Cooperation Treaty) within either 10 months of the corresponding initial patent application or 6 months from the date permission is granted by the Commissioner of Patents and Trademarks to file foreign patent applications where foreign filing has been prohibited by a Secrecy Order.

(4) Requests for extension of the time for disclosure to the Patent Counsel, election, and filing may, at the discretion of DOE, be granted, and will normally be granted unless the Patent Counsel has reason to believe that a particular extension would prejudice the Governments interest.

(d) Condition when the Government may obtain title notwithstanding an existing waiver. The Contractor shall convey to DOE, upon written request, title to any subject invention.

(1) If the Contractor elects not to retain title to a subject invention.

(2) If the Contractor fails to disclose or elect the subject invention within the times specified in paragraph (c) of this clause (provided that DOE may only request title within 60 days after learning of the Contractor's failure to report or elect within the specified times).

(3) In those countries in which the Contractor falls to file patent applications within the times specified in paragraph (c) of this clause provided, however, that if the Contractor has filed, a patent application in a country after the times specified in paragraph (c) of this clause, but prior to its receipt of the written request of DOE, the Contractor shall continue to retain title in that country.

(4) In any country in which the Contractor decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in re-examination or opposition proceeding on, a patent on a subject invention, or

(5) If the waiver authorizing the use of this clause is terminated as provided in paragraph (p) of this clause.

(e) Minimum Rights Contractor when the Government retains title.

(1) The Contractor shall retain a non-exclusive Royalty-Free license throughout the world each subject invention to which the Government obtains title under paragraph (d) of this clause except if the Contractor fails to disclose the subject invention within times specified in paragraph (c) of this clause.
The Contractor's license extends to its domestic subsidiaries and affiliates if any, within the corporate Structure of which the Contract or is a part and includes the right to grant sublicenses of the same scope to the extent the Contractor was legally obligated to do so at the time the contract was Awarded. The license is transferable only with the approval of DOE except when transferred to the successor of the part of the Contractor's business to which the invention pertains.

(2) The Contractor's domestic license may be revoked or modified by DOE to the extent necessary to achieve expeditious practical application of the subject invention pursuant to an application for an exclusive license submitted in accordance with applicable provisions in 37 CFR part 404 and DOE licensing regulations. This license shall not be revoked in that field of use or the geographical areas in which the Contractor has achieved practical application and continues to make the benefits of the invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at the discretion of DOE to the extent the Contractor, its licensees, or its domestic subsidiaries or affiliates have failed to achieve practical application in that foreign country.

(3) Before revocation or modification of the license, DOE shall furnish the Contractor a written notice of its intention to revoke or modify the license, and the Contractor shall be allowed 30 days (or such other time as may be authorized by DOE for good cause shown by the Contractor) after the notice to show cause why the license should not be revoked or modified. The Contractor has the right to appeal, in accordance with applicable agency licensing regulations and 37 CFR part 404 concerning the licensing of Government-owned inventions, any decision concerning the revocation or modification of its license.

(f) Contractor action to protect the Government's interest.

(1) The Contractor agrees to execute or to have executed and promptly deliver to DOE all instruments necessary to:

(i) establish or confirm the rights the Government has throughout the world in those subject inventions to which the Contractor elects to retain title, and

(ii) convey title to DOE when requested under paragraphs (d) and (n)(2) of this clause, and to enable the Government to obtain patent protection throughout the world in that subject invention.

(2) The Contractor agrees to require, by written agreement, its employees, other than clerical and nontechnical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Contractor each subject invention made under contract in order that the Contractor can comply with the disclosure provisions of paragraph (c) of this clause, and to execute all papers necessary to file patent applications on subject inventions and establish the Government's right in the subject inventions. This disclosure format should require, as a minimum, the information required by paragraph
(c)(1) of this clause. The Contractor shall instruct such employees through employee agreements or other suitable educational programs on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. Foreign statutory bars.

(3) The Contractor shall notify DOE of any decision not to continue the prosecution of a patent Application, pay maintenance fees, or defend in a reexamination or opposition on a patent, in any Country, not less than 330 days before the expiration of the response period required by the relevant patent office.

(4) The Contractor agrees to include, within the specification of any United States patent application and any patent issuing thereon Covering a subject invention, the following statement: this invention was made with Government support under (identify its Contract) awarded by DOE. The Government has certain rights in this invention.

(5) The Contractor shall establish and maintain active and effective procedures to assure that subject, inventions are promptly identified and disclosed to Contractor personnel responsible for patent matters within 6 months of conception and/or first actual reduction to practice, whichever occurs first in the course of or under this contract. These procedures shall include the maintenance of laboratory notebooks or equivalent records and other records as are reasonably necessary to document the conception and/or the first actual reduction to practice of subject inventions, and records that show that the procedures for identifying and disclosing the inventions are followed. Upon request, the Contractor shall furnish the Patent Counsel a description of such procedures for evaluation and for determination as to their effectiveness.

(6) The Contractor agrees, when licensing a subject invention, to arrange to avoid royalty charges on acquisitions involving Government funds, including funds derived through Military Assistance Program of the Government or otherwise derived through the Government; to refund any amounts received as royalty charges on the subject invention in acquisitions for, or on behalf of, the Government; and to provide for such refund in any instrument transferring rights in the invention to any party.

(7) The Contractor shall furnish the Patent Counsel the following:

(i) Interim reports every 12 months (or such longer period as may be specified by the Patent Counsel) from the date of the contract, listing subject inventions during that period and certifying that all subject inventions have been disclosed or that there are no such inventions.

(ii) A final report, within 3 months after completion of the contracted work, listing all subject inventions or certifying that there were no such inventions, and listing all subcontracts at any tier containing a patent rights clause or certifying that there were no such subcontracts.

(8) The Contractor shall promptly notify the Patent Counsel in writing upon the award of any subcontract at any tier containing a patent rights clause by identifying the subcontractor, the applicable patent rights clause, the work to be performed under the subcontract, and the dates of award and estimated completion. Upon request of the Patent Counsel, the Contractor shall furnish a copy of such subcontract, and no more frequently than annually, a listing of the subcontracts that have been awarded.

(9) The Contractor shall provide, upon request, the filing date, serial number and title, a copy of the patent application (including an English-language version if filed in a language other than English), and patent number and issue date for any subject invention for which the Contractor has retained title.

(10) Upon request, the Contractor shall furnish the Government an irrevocable power to inspect and make copies of the patent application file.

(g) Subcontracts.

(1) Unless otherwise directed by the Contracting Officer, the Contractor shall include the Clause at 4S CM 952.227-T 1, suitably modified to identify the parties, in all subcontracts regardless of the tier for experimental, developmental, or research work to be performed by a small business firm or nonprofit organization except where the work of the subcontract is subject to Exceptional Circumstances Determination by DOE. In all other subcontracts, regardless of tier, for experimental, developmental, demonstrative or research work, the Contractor shall include the patent rights clause at 48 CFR 952.227-13 (suitably modified to identify the parties).

(2) The Contractor shall not, as part of the consideration for awarding the subcontract, obtain rights in the subcontractor's subject inventions.

(3) In the case of subcontractors at any tier, the Department, the subcontractor, and Contractor agree that the mutual obligations of the parties created by this clause constitute a contract between the subcontractor and the Department with respect to those matters covered by this clause.

(4) The Contractor shall promptly notify the Contracting Officer in writing upon the award of any subcontract at any tier containing a patent rights clause by identifying the subcontractor, the applicable patent rights clause, the work to be performed under the subcontract, and the dates of award and estimated completion. Upon request of the Contracting Officer, the Contracting Officer shall furnish a copy of such subcontract, and, no more frequently than annually, a listing of the subcontracts that have been awarded.

(h) Reporting on utilization of subject inventions. The Contractor agrees to submit on request periodic reports no more frequently than annually on the utilization of a subject invention or on efforts at obtaining such utilization that are being made by the Contractor and any of its licensees or assignees. Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by the Contractor, and such other data and information as DOE may reasonably specify. The Contractor also agrees to provide additional reports as may be requested by DOE in connection with any march-in proceedings undertaken by DOE in accordance with paragraph (0) of this clause. To the extent data or information supplied under this paragraph is considered by the Contractor, its licensee or assignee to be privileged and confidential and is so marked, DOE agrees that, to the extent permitted by law, it shall not disclose such information to persons outside the Government.

(i) Preference for United States industry. Notwithstanding any other provision of this clause, the Contractor agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject invention in the United States unless such person agrees that any products embodying the subject invention will be manufactured substantially in the United States. However, in individual cases, the requirement for such an agreement may be waived by DOE upon a showing by the Contractor or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible.

(j) March-lin rights.

The Contractor agrees that with respect to any subject invention in which it has acquired title, DOE has the right in accordance with the procedures in 48 CFR 27.304-1 (g) to require the Contractor, an assignee, or exclusive licensee of a subject invention to grant a nonexclusive, partially exclusive, or exclusive license in any field of use to a responsible applicant or applicants upon terms that are reasonable under the circumstances, and if the Contractor, assignee, or exclusive licensee refuses such a request. DOE has the right to grant such a license itself if DOE determines that the Contractor or assignee has not taken, or is

(1) Such action is necessary because the Contractor or assignee has not taken or is not expected to take within a reasonable time, effective steps to achieve practical application of the subject Invention in such field of use;

(2) Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Contractor, assignee, or their licensees or

(3) Such action is necessary to meet requirements for public use specified by Federal regulations and such requirements are not reasonably satisfied by the Contractor, assignee, or licensees; or

(4) Such action is necessary because the agreement required by paragraph (1) of this clause has not been obtained or waived or because a licensee of the exclusive right to use or sell any subject invention in the United States is in breach of such agreement.

(k) Background Patents.

(1) The Contractor agrees:

(i) to grant to the Government a royalty-free, nonexclusive license under any Background Patent for purposes of practicing a subject of this contract by or for the Government in research, development, and demonstration work only.

(ii) that, upon written application by DOE, it will grant to responsible parties for purposes of practicing a subject of this contract, nonexclusive licenses under any Background Patent on terms that are reasonable under the circumstances. If, however, the Contractor believes that exclusive or partially exclusive rights are necessary to achieve expeditious commercial development or utilization, then a request may be made to DOE for DOE approval of such licensing by the Contractor.

(2) Notwithstanding paragraph (k)(1)(ii), the Contractor shall not be obligated to license any Background Patent if the Contractor demonstrates to the satisfaction of the Secretary or his designee that:

(i) a competitive alternative to the subject matter covered by said Background Patent is commercially available from one or more other sources, or

(ii) the Contractor or its licensees are supplying the subject matter covered by said Background Patent in sufficient quantity and at reasonable prices to satisfy market needs, or have taken effective steps or within a reasonable time are expected to take effective steps to so supply the subject matter.

(1) Communications. All reports and notifications required by this clause shall be submitted to the Patent Counsel unless otherwise instructed.

(m) Other Inventions. Nothing contained in this clause shall be deemed to grant to the Government any rights with respect to any invention other than a subject invention, except, with respect to Background Patents, above.

(n) Examination of records relating to inventions.

(1) The Contracting Officer or any authorized representative shall, until 3 years after final payment under this contract, have the right to examine any books (Including laboratory notebooks), records, and documents of the Contractor relating to the conception or first actual reduction to practice of inventions in the same field of technology as the work under this contract to determines whether

(ii) The Contractor has established and maintains the procedures required by paragraphs (f)(2) and (f)(5) of this clause, and

(iii) The Contractor and its inventor have complied with the procedures.

(2) If the Contracting Officer determines that an inventor has not disclosed a subject invention to the Contractor in accordance with the procedures required by paragraph (f)(5) of this clause, the Contracting Officer may, within 60 days after the determination, request title in accordance with paragraphs (d)(2) and
(d)(3) of this clause. However, if the Contractor establishes that the failure to disclose did not result from the Contractor's fault or negligence, the Contracting Officer shall not request title.

(3) If the Contracting Officer learns of an unreported Contractor invention which the Contracting Officer believes may be a subject invention, the Contractor may be required to disclose the invention to DOE for a determination of ownership rights.

(4) Any examination of records under this paragraph shall be conducted in such a mariner as to protect the confidentiality of the information involved.

(o) Withholding of payment. NOTE: This paragraph does not apply to subcontracts or grants.

(1) Any time before final payment under this contract, the Contracting Officer may, in the Government's interest, withhold payment until a reserve nor exceeding $50,000 or 5 percent of the amount of the contract, whichever is less, shall have been set aside if, in the Contracting Officer's opinion, the Contractor fails to-- (i) Establish, maintain, and follow effective procedures for identifying and disclosing subject inventions pursuant to paragraph (f)(5) of this clause-, (ii) Disclose any subject invention pursuant to paragraph (c)
(17) of this clause-, (iii) Deliver acceptable interim reports pursuant to paragraph (f)(7)(I) of this clause-, or (iv) Provide the information regarding subcontracts pursuant to paragraph (f)(6) of this clause, (v) Convey to the Government, using a DOE approved form, the title and/or rights of the Government in each subject invention as required by this clause.

(2) Such reserve or balance shall be withheld until the Contracting Officer has determined that the Contractor has rectified whatever deficiencies exist and has delivered all reports, disclosures, and other information required by this clause.

(3) Final payment under this contract shall not be made before the Contractor delivers to the Patent Counsel all disclosures of subject inventions required by paragraph (c)(1) of this clause, an acceptable final report pursuant to paragraph (ff)(7)

(ii) of this clause, and all past "DOE confirmatory instruments," and the Patent Counsel has issued a patent clearance certification to the Contracting Officer.

(4) The Contracting Officer may decrease or increase the sums withheld up to the maximum authorized above. If the maximum amount authorized above is already being withheld under other provisions of the contract, no additional amount shall be withheld under this paragraph. The withholding of any amount or the subsequent payment thereof shall not be construed as a waiver of any Government right.

(5) Waiver Terminations. Any waiver granted to the Contractor authorizing the use of this clause (including any retention of rights pursuant thereto by the Contractor under paragraph (b) of this clause) may be terminated at the discretion of the Secretary or his designee in whole or in part if the request for waiver by the Contractor is found to contain false material statements or nondisclosure of material facts, and such were specifically relied upon by DOE in reaching the waiver determination. Prior to any such termination, the Contractor will be given written notice stating the extent of such proposed termination and the reasons therefor, and a period of 30 days, or such longer period as the Secretary or his designee shall determine for good cause shown in writing, to show cause why the waiver of rights should not be so terminated. Any waiver termination shall be subject to the Contractor's minimum license as provided in paragraph (e) of this clause.

(q) Atomic Energy. No claim for pecuniary award or compensation under the provisions of the Atomic Energy Act of 1954, as amended, shall be asserted by the Contractor or its employees with respect to any invention or discovery made or conceived in the course of or under this contract.

(r) Publication. It is recognized that during the course of work under this contract, the contractor or its employees may from time to time desire to release or publish information regarding Scientific or technical developments conceived or first actually reduced to practice in the course of or under this contract. In order that public disclosure of such information will not adversely affect the patent interests of DOE or the contractor, approval for release of publication shall be secured from Patent Counsel prior to any such release or publication. In appropriate circumstances, and after consultation with the contractor, Patent Counsel, may waive the rights of prepublication review.

(s) Forfeiture of rights in unreported subject inventions.

(1) The contractor shall forfeit and assign to the Government, at the request of the Secretary of Energy or designee, all rights in any subject invention which the contractor fails to report to Patent Counsel within six months after the time the contractor: (i) Files or causes to be filed a United States or foreign patent application thereon, or (ii) Submits the final report required by paragraph (e)(2)(ii) of this clause, whichever is later.

(2) However, the contractor shall not forfeit rights in a subject invention, if within the time specified in paragraph (m)(l) of this clause, the contractor:
(i) Prepares a written decision based upon a review of the record that the invention was neither conceived nor first actually reduced to practice in the course of or under the contract and delivers the decision to Patent Counsel, with a copy to the Contracting Officer; (ii) Contending that the subject invention and all facts pertinent to this contention to the Patent Counsel, with a copy to the Contracting Officer, or (iii) Establishes that the failure to disclose did not result from the contractor's fault or negligence.

(3) Pending written assignment of the patent application and patents on a subject invention determined by the Contracting Officer to be forfeited (such determination to be a Final Decision under the Disputes clause of this contract), the contractor shall be deemed to hold the invention and the patent applications and patents pertaining thereto in trust for the Government. The forfeiture provision of this paragraph shall be in addition to and shall not supersede any other rights and remedies which the Government may have with respect to subject inventions.

(t) U.S. COMPETITIVENESS The Contractor agrees that any products embodying any waived invention or produced through the use of any waived invention will be manufactured substantially in the United States unless the Contractor can show to the satisfaction of the DOE that it is not commercially feasible to do so. The Contractor further agrees to make the above condition binding on any assignees or licensees or any entity otherwise acquiring rights to any waived invention, including subsequent assignees or licensees. Should the Contractor or other such entity receiving rights in any waived invention undergo a change in ownership amounting to a controlling interest, then the waiver, assignment, license or other transfer of rights in the waived invention is suspended until approved in writing by DOE. In the event DOE agrees to foreign manufacture, there will be a requirement that the Government's support of the technology be recognized in some appropriate manner, e.g., recoupment of the government's investment, etc.
(End of clause)

                          MECHANICAL TECHNOLOGY INC.

                                March 13, 1997

U.S. Department of Energy
Chicago Operations Office
9800 South Cass Avenue
Argonne, Illinois 60439
ATT: Mr. Brian Cass
Executive Secretary
Building. 201, Room 3E-19

Dear Mr. Cass:

    SUBJ: PRDA DE-RA02-97EE50443

Mechanical Technology Incorporated is pleased to submit herewith its proposal, "Integrated Power System for Transportation". Enclosed are eight (8) copies each of the cost and technical proposal, including all the supporting details

Any technical matters pertaining to this proposal should be directed to Dr. William D. Ernst (518-785-2859); all other matters should be directed to Mr. William P. Surnigray (518-785-2276).

                                 Very truly yours,

                                 Dr. William D. Ernst, Manager
                                 Power & Energy Systems


Enclosures


MECHANICAL TECHNOLOGY INC.
96 ALBANY-SHAKER ROAD
LATHAM, NEW YORK 12110518f785.2211
FAX (518) 785-2420 or 2127